1994                                                                EXHIBIT 13


                                   NATIONAL
                                     CITY
                               BANCSHARES, INC.



ANNUAL
REPORT

                                FINANCIAL REVIEW
              (Dollar Amounts Other Than Share Data in Thousands)


                                                                  As of and for the year ended December 31
                                             ------------------------------------------------------------------------------
                                                    1994            1993           1992             1991            1990
                                             ------------      -----------     -----------     ------------    ------------
FOR THE YEAR
  Net interest income                        $     30,681      $    28,974     $    28,773     $     27,724    $     27,097
  Provision for loan losses                            (5)             654           1,234            2,324           1,515
  Noninterest income                                4,465            5,532           5,229            4,728           4,164
  Noninterest expense                              21,397           21,522          20,841           20,439          19,721
                                             ------------      -----------     -----------     ------------    ------------
    Income before income taxes                     13,754           12,330          11,927            9,689          10,025
  Income taxes                                      4,691            3,956           3,727            2,659           3,003
                                             ------------      -----------     -----------     ------------    ------------
      Net income                             $      9,063      $     8,374     $     8,200     $      7,030    $      7,022
                                             ============      ===========     ===========     ============    ============

PER COMMON SHARE
  Net income                                 $       2.45      $      2.24     $      2.19     $       1.88    $       1.87
  Book value                                        23.54            22.96           21.33            19.82           18.49
  Cash dividends declared by
    National City Bancshares, Inc.                   0.93             0.88            0.84             0.78            0.73

TOTALS AT YEAR END
  Loans                                      $    483,592      $   435,021     $   416,503     $    405,674    $    411,066
  Allowance for loan losses                         3,794            3,791           4,186            4,639           4,431
  Securities                                      184,519          175,762         183,398          203,531         224,616
  Total assets                                    731,764          717,139         731,080          765,451         789,595
  Deposits                                        615,968          606,648         624,843          649,959         675,173
  Shareholders' equity                             86,119           85,901          79,772           74,139          69,175

SELECTED FINANCIAL RATIOS
  Net income to average assets                       1.27%            1.18%           1.12%            0.93%            .90%
  Net income to average equity                      10.53            10.15           10.67             9.86           10.46
  Cash dividend payout                              37.96            39.29           38.36            41.49           39.04
  Average equity to average assets                  12.06            11.60           10.53             9.41            8.61
  Tangible equity to tangible assets                11.62            11.80           10.71             9.46            8.51
  Total capital to risk-weighted assets             17.80            19.36           18.62            16.72           15.86

OTHER DATA
  Number of shares                              3,658,142        3,741,257       3,740,678        3,740,476       3,741,342
  Number of shareholders                            1,620            1,556           1,541            1,462           1,476
  Number of full-time equivalent employees            374              388             401              419            ,424
  Weighted average number of common
    shares outstanding                          3,694,650        3,742,427       3,741,124        3,743,865       3,746,249


                                    CONTENTS

                                                                                               PAGE
FINANCIAL REVIEW                                                                                1
MESSAGE TO SHAREHOLDERS                                                                         2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS           3
REPORT ON MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS                                 14
INDEPENDENT AUDITOR'S REPORT                                                                   15
FINANCIAL STATEMENTS                                                                           16
NOTES TO FINANCIAL STATEMENTS                                                                  21
OFFICIAL ORGANIZATION                                                                          30
SHAREHOLDER INFORMATION                                                                        32

                            Message to Shareholders
March 13, 1995

National City Bancshares, Inc. achieved its highest earnings in 1994. Per share net income was $2.45 compared to $2.24 in 1993, a significant 9.4% increase. Net income for the year totaled $9,063,000 compared to $8,374,000 earned in 1993. The most commonly accepted measurement of a bank holding company's profitability is return on average assets, or R.O.A. Your Corporation's R.O.A. was 1.27% last year, up from 1.18% the previous year. Both percentages are considered excellent.

Corporate assets are sound. The loan portfolios among our nine banks are "clean" as a result of our continued high underwriting standards. The allowance for loan and lease losses at the corporate level was 273% of underperforming loans, up 66% from the prior year. The banks' investment accounts are also high grade.

The Corporation's subsidiary banks' loan portfolio grew an impressive $48,571,000 during the year, up 11.2% from 1993. We anticipate continued loan growth during 1995. Of course, lending is the Corporation's main source of income.

Capital, your investment in the company, remains one of the highest in the country as a percentage of assets. At December 31, 1994, it was 11.77% of assets.

Your stock has grown in market value; price per share increased 25% during the
past year, from $37.00 to $46.25.   During the same period, 425,000 shares were
traded on the The Nasdaq Stock Market. Management continues to believe stock price enhancement is one of our more significant duties as corporate officers.

As a result of updating the Corporation's Strategic Plan last spring, the Board of Directors has been restructured to provide more efficiency and less redundance in our organization. The Board will operate with fewer members, allowing us to be more proactive and reactive to the ever-changing banking environment. We want to thank our previous Board members who have served so well over the years. It is without question, this group of individuals brought our holding company to its present place of prominence among the Midwest's finest bank holding companies.

Many noteworthy, well-deserved promotions took place among our family of banks. Equally important, many of our officers and employees retired. We, once again, offer our congratulations and thanks for a job well done to all those affected.

After careful study and exhaustive research, it was determined by management, with the concurrence of the Board of Directors, that a subsidiary leasing company be established to help complete our mission as a full service financial corporation. NCBE Leasing Corp. began operation on November 1, 1994.

The Boards of Directors of Farmers State Bank, Sturgis, Kentucky, and Poole Deposit Bank, Poole, Kentucky, concluded they could best serve their respective markets by combining the two banks into a new bank known as First Kentucky Bank, headquartered in Sturgis, Kentucky. This merger became effective December 1, 1994. In addition to the branch in Poole, First Kentucky Bank has received permission from the Bank's supervisory agencies to establish a branch office in Morganfield, the county seat of Union County, Kentucky.

As previously announced, we are in the process of completing mergers of two banks into our holding company. The first announced was White County Bank, Carmi, Illinois--a $65 million community bank located within our area of operation. We expect this merger to be completed in the next few months. The second merger, announced in December 1994, is United Federal Savings Bank, owned by United Financial Bancorp, Inc. in Vincennes, Indiana. United is a $110 million bank which operates with a thrift charter. This merger is also moving through the regulatory approval process. Both additions to the Corporation will strengthen our presence in the tri-state region.

Our management team, through continued planning, is well prepared to carry out many profit enhancement projects during 1995. However, we are aware of possible factors such as interest rate changes and government regulations, which could have a dramatic effect on the "bottom line." We, as a Corporation, are alert and able to react quickly in the event our plans must be changed due to uncontrollable circumstances.

In conclusion, please avail yourself of the remainder of this report. We think you will find the schedules and narrative informative and helpful in evaluating your investment in National City Bancshares, Inc.


/s/ John D. Lippert

John D. Lippert
Chairman of the Board and
Chief Executive Officer



/s/ Robert A. Keil

Robert A. Keil
President, Chief Financial Officer
and Chief Administrative Officer


[PHOTO]

SENIOR MANAGEMENT

Seated left to right:
Robert A. Keil, President & CFO
Benjamin W. Bloodworth, Executive Vice President

Standing left to right:
John D. Lippert, Chairman & CEO
Nancy G. Epperson, Human Resources Director
Michael F. Elliott, Executive Vice President
Harold A. Mann, Secretary, Treasurer, & CAO

Byron W. Jett, Senior Vice President (not pictured)

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
              (Dollar Amounts Other Than Share Data in Thousands)


INTRODUCTION

The discussion and analysis which follows is presented to assist in the understanding and evaluation of the financial condition and results of operations of National City Bancshares, Inc. and its subsidiaries as presented in the following consolidated financial statements and related notes. The text of this review is supplemented with various financial data and statistics. All information has been retroactively restated to include bank acquisitions accounted for using the pooling of interests method and to give effect to stock dividends.

BUSINESS DESCRIPTION

National City Bancshares, Inc. (NCBE) is an Indiana corporation established in 1985 to engage in the business of a bank holding company. Based in Evansville, Indiana, NCBE has ten wholly owned subsidiaries, nine commercial banks serving nineteen towns and cities with a total of twenty-eight banking centers and a leasing corporation. Each subsidiary, its locations, number of offices, year founded, date of merger, and size in assets and equity is shown below.

                                                                                                   12/31/94 (millions)
 SUBSIDIARY                                      Number of        Year                           --------------------
 Principal and Other Cities                       Offices        Founded    Date of Merger       Assets        Equity
- --------------------------------------------      -------        -------    ----------------     ------        ------
THE NATIONAL CITY BANK OF EVANSVILLE                 10            1850     May 6, 1985           $343          $36
Evansville, Chandler, and Newburgh, Indiana
THE PEOPLES NATIONAL BANK OF GRAYVILLE                1            1937     May 16, 1988            41            5
Grayville, Illinois
THE FARMERS AND MERCHANTS BANK                        1            1896     January 30, 1989        40            5
Fort Branch, Indiana
FIRST KENTUCKY BANK                                   3            1916     November 30, 1990       89           11
Sturgis and Poole, Kentucky
LINCOLNLAND BANK                                      5            1904     December 17, 1993      103           13
Dale, Chrisney, Grandview,
Hatfield, and Rockport, Indiana
THE BANK OF MITCHELL                                  3            1882     December 17, 1993       41            3
Mitchell and Bedford, Indiana
PIKE COUNTY BANK                                      1            1900     December 17, 1993       28            3
Petersburg, Indiana
THE SPURGEON STATE BANK                               2            1921     December 17, 1993       20            2
Spurgeon and Arthur, Indiana
THE STATE BANK OF WASHINGTON                          2            1910     December 17, 1993       46            4
Washington and Odon, Indiana
NCBE LEASING CORP.                                    1            1994     November 1, 1994         -            -
Evansville, Indiana

The Corporation's subsidiary banks provide a wide range of financial services to the communities they serve in Southwestern Indiana, Western Kentucky and Southeastern Illinois. These services include various types of deposit accounts; safe deposit boxes; safekeeping of securities; automated teller machines; consumer, mortgage, and commercial loans; mortgage loan sales and servicing; letters of credit; accounts receivable management (financing, accounting, billing, and collecting); and complete personal and corporate trust services. All banks are members of the Federal Deposit Insurance Corporation.

                      Management's Discussion and Analysis
           of Financial Condition and Results of Operations Continued
              (Dollar Amounts Other Than Share Data in Thousands)

FINANCIAL CONDITION

Highlights for 1990 through 1994 are presented in the financial review on page
1. An average balance sheet and analysis of net interest income is provided on page 13. Earnings per share have increased every year since the Corporation was formed in 1985. A higher net interest margin and continued cost controls contributed to the 1994 earnings per share of $2.45, an increase of $.21, or 9%. Sixty-two percent of 1994 earnings were retained, increasing the book value per share $0.58 to $23.54 and resulting in a very strong ratio of average equity capital to average assets of 12.06%. We are not aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on our operations, capital resources, or liquidity.

Average earning assets and average assets increased 0.5% and 0.3%, respectively, in 1994, compared to 2.8% and 2.6% decreases in 1993. During 1994 average federal funds sold decreased $20,094, or 65.9%, and interest-bearing deposits in banks decreased $13,364, or 60.5%. Average securities increased $8,297, or 4.6%. All types of securities increased except U.S. Governments and agencies. The largest increase in average securities was in other securities, which increased $9,125, or 54.5%. Average loans increased $28,191, or 6.6%. Commercial, consumer, and mortgage loans had significant increases, with the largest being $10,173, or 5.8%, in average mortgage loans. A strong loan demand and lower interest rates contributed to the growth of the loan portfolio. The change in earning asset mix was intended and resulted in improved earnings in 1994 and a continued strong condition to begin 1995.

An increase of $9,858, or 5.5%, in average savings and interest-bearing checking accounts was more than offset by a decrease of $12,511, or 4.3%, in average certificates of deposit and other time deposits, caused by declining interest rates. Average federal funds purchased and securities sold under agreements to repurchase increased $3,447, or 26.7%. Average noninterest-bearing deposits increased $3,580, or 4.7%. It is the Corporation's philosophy to only increase deposits if they are needed to fund loan growth.

SECURITY PORTFOLIO

Average securities comprised 28.5% of the 1994 average earning assets compared to 27.4% and 27.9% in 1993 and 1992, respectively. They represent the second largest component after loans. The Corporation holds various types of securities, including mortgage-backed securities. Inherent in mortgage-backed securities is prepayment risk, which occurs when borrowers prepay their obligations due to market fluctuations and rates. In an effort to reduce this risk, management closely monitors the amount of mortgage-backed securities contained in the portfolio. The Corporation has no securities by any issuer, with the exception of the U. S. Government, exceeding 10% of shareholders' equity. The Corporation manages the quality and risk of securities through its Asset/Liability Committee, which recommends and monitors the overall security portfolio approved by the Corporation's Board of Directors. Among other things, the investment policy establishes guidelines for the level, type, quality, and mix of securities appropriate for the portfolio. The security portfolio at December 31, 1994, included $2,950 in structured notes, which were comprised of $2,450 in multi-coupon step-up notes that have a price volatility comparable to a callable U.S. Government agency of like maturity and $500 in a capped floating rate note that will mature within one year. These securities have risk characteristics which are well within the constraints of the non-structured securities held in the security portfolio.

As of December 31, 1993, the Corporation adopted Financial Accounting Standards Board Statement No. 115. For 1994 and 1993, securities classified as held to maturity are carried at amortized cost, and those classified as available for sale are carried at fair value. For 1992, debt securities were carried at amortized cost and equity securities were carried at the lower of cost or market.

The available-for-sale securities included unrealized losses of approximately $3,648 and unrealized gains of $52 at December 31, 1994. The fair value of held-to-maturity securities was $72,815, reflecting unrealized losses of $1,643
and unrealized gains of $770.   At December 31, 1994, the Corporation's
available-for-sale securities included $29,638 in mortgage-backed securities, or 26.7% of the available-for-sale portfolio. The held-to-maturity portfolio contained $4,475 in mortgage-backed securities or 6% of the held-to-maturity portfolio. The weighted average maturity of the available-for-sale and held-to-maturity portfolios at December 31, 1994, was 3.7 years and 4.4 years, respectively. The weighted average maturity of the available-for-sale and the held-to-maturity portfolios at December 31, 1993, was 3.8 years and 4.2 years, respectively.

The following is a three-year analysis of the year-end balances in the security portfolio and an analysis of the maturities and weighted average yields as of December 31, 1994. The weighted average yields on obligations of state and political subdivisions that are tax-exempt have been computed on a federal-tax-equivalent basis using a 34.3% tax rate.

                               SECURITY PORTFOLIO

                                                                   Carrying Value at December 31
                                             ----------------------------------------------------------------------------------
                                                      1994                                   1993                         1992
                                            ----------------------------             ------------------------           -------
                                            HELD TO            AVAILABLE            Held to         Available
                                            MATURITY            FOR SALE            Maturity         For Sale
                                            --------           ---------            --------         --------
Debt Securities:
  U. S. Treasury securities                  $ 3,502             $ 23,230           $ 9,101           $ 19,071          $  36,110
  U. S. Government agencies                    4,932               48,722             9,762             63,500             82,020
  Taxable municipals                           2,530                    -             1,646                  -                696
  Tax-exempt municipals                       40,418                    -            38,148                  -             38,390
  Corporate securities                        17,831                6,721            10,769              1,122              6,144
  Mortgage-backed securities                   4,475               29,638             4,614             15,457             18,349
                                             -------            ---------           -------           --------          ---------
      Total debt securities                   73,688              108,311            74,040             99,150            181,709
Equity securities                                  -                2,520                 -              2,572              1,689
                                             -------            ---------           -------           --------          ---------
      Total securities                       $73,688             $110,831           $74,040           $101,722          $ 183,398
                                             =======            =========           =======           ========          =========


MATURITY ANALYSIS
DECEMBER 31, 1994                                        After 1 Year         After 5 Years
                                                             but                   but
                                    Within 1 Year        Within 5 Years       Within 10 Years      After 10 Years       Total
                                 -----------------       --------------     -----------------     ---------------   ---------------
                                  Amount     Yield     Amount      Yield    Amount      Yield     Amount    Yield   Amount    Yield
                                  ------     -----     ------      -----    ------      -----     ------    -----   ------    -----
SECURITIES CLASSIFIED AS
  HELD TO MATURITY:
U. S. Treasury securities         $ 3,002    4.10%     $   500     4.27%    $     -       -     $     -       -    $  3,502    4.12%
U. S. Government agencies             306    6.24%       2,993     7.51%      1,087    4.16%        546    3.89%      4,932    6.29%
Taxable municipals                    550    5.06%       1,300     6.10%        680    7.19%          -       -       2,530    6.17%
Tax-exempt municipals               3,638    7.80%      11,949     8.87%     16,754    9.65%      8,077    9.39%     40,418    9.20%
Corporate securities                3,551    5.24%      13,362     5.36%        918    4.22%          -       -      17,831    5.28%
                                  -------              -------              -------              ------            --------
    Total maturing securities     $11,047    5.77%     $30,104     6.95%    $19,439    8.94%     $8,623    8.96%     69,213    7.61%
                                  =======              =======              =======              ======
Mortgage-backed securities                                                                                            4,475    7.78%
                                                                                                                   --------
    Total securities                                                                                               $ 73,688    7.62%
                                                                                                                   ========


SECURITIES CLASSIFIED AS
  AVAILABLE FOR SALE:
U. S. Treasury securities         $ 5,058    4.58%     $17,673     6.64%    $   499    7.76%     $    -       -    $ 23,230    6.21%
U. S. Government agencies          16,496    4.94%      28,229     6.02%      3,997    5.16%          -       -      48,722    5.59%
Corporate securities                    -        -       5,673     5.79%      1,048    5.22%          -       -       6,721    5.70%
                                  -------              -------              -------              ------            --------
    Total maturing securities     $21,554    4.86%     $51,575     6.21%    $ 5,544    5.41%     $    -       -      78,673    5.78%
                                  =======              =======              =======              ======
Mortgage-backed securities                                                                                           29,638    5.85%
Equity securities                                                                                                     2,520    6.56%
                                                                                                                   --------
    Total securities                                                                                               $110,831    5.82%
                                                                                                                   ========

LOANS

Each subsidiary bank has competent lending officers who follow loan policies approved by their boards of directors. These policies are compatible with the Corporation's loan policy approved by its Board of Directors. The lending policies address risks associated with each type of lending, collateralization, loan-to-value ratios, loan concentrations, insider lending, and other pertinent matters. These functions are monitored by subsidiary and corporate loan review personnel and by the loan committees of the boards of directors for compliance and loan quality. Close loan administration and high credit standards minimize credit risk, as evidenced by the ratio of underperforming loans to total loans. Highly speculative loans are prohibited, and the normal loan-to-value ratio is a minimum of 80% for real estate loans. The loan portfolio contains no foreign loans. All real estate loans, and in excess of 95% of commercial and consumer loans, are secured.

                      Management's Discussion and Analysis
           of Financial Condition and Results of Operations Continued
              (Dollar Amounts Other Than Share Data in Thousands)

LOANS CONTINUED

The Corporation's loan portfolio is well diversified by type of loan, industry, and geographic location, which minimizes economic risk. The loan portfolio contained 30% commercial loans, 51% real estate loans (primarily residential), and 19% consumer loans at December 31, 1994. The Corporation's affiliate banks lend to customers in various industries including manufacturing, agricultural, health and other services, transportation, mining, wholesale, and retail.

Commercial loans increased dramatically in 1994 due to a general increase in business among the communities the Corporation's banks serve. Management feels little risk is associated with this growth because most of the borrowers are long-standing customers who increased their lines of credit for expansion and inventory purposes. Consumer loans also grew appreciably as a direct result of increased automobile sales. Strict underwriting standards, as evidenced by negligible loan losses, should minimize future losses on these loans. Agriculture in our trade area was profitable for the second straight year, allowing credit "clean up" and pay down on agriculture-related credit while also increasing outstandings. The Corporation's banks do not make loans for land speculation or other high credit risk farm ventures. The increase in real estate lending was a direct result of lower interest rates during most of 1994. This portfolio is mostly comprised of single-family, owner-occupied housing. Guidelines for mortgage lending were followed, advances did not exceed 80% of appraised value, and the customer's ability to repay was closely scrutinized.

At December 31, 1994, there was no concentration of credit risk from borrowers engaged in the same or similar industries exceeding 10% of total loans. Geographic diversification is provided by the Corporation's policy to extend credit to customers in its geographic market areas in and around its subsidiary banks' nineteen cities located in Southwestern Indiana, Southeastern Illinois, and Western Kentucky.

The following is a five-year summary of the loan portfolio and an analysis of the loan maturities and rate sensitivities at December 31, 1994.

                 LOAN PORTFOLIO AT YEAR END, FIVE-YEAR SUMMARY

                                                    1994            1993             1992              1991            1990
                                                 ---------       ---------        ---------         ---------       ---------
Real estate loans                                $ 247,596       $ 236,037        $ 222,606         $ 212,453       $ 204,873
Loans to financial institutions                          -              50               50               500           1,227
Loans for purchasing/carrying securities                 -               -              350               350             350
Agricultural loans                                  22,952          22,188           20,167            21,386          20,402
Commercial and industrial loans                    110,280          95,254           92,313            78,819          80,252
Economic development loans and
  other obligations of state
  and political subdivisions                        12,529           9,649            9,400            11,443          13,161
Consumer loans                                      89,033          72,822           74,808            81,351          94,438
All other loans                                      1,419           1,156            1,638             5,708           5,096
                                                 ---------       ---------        ---------         ---------       ---------
    Total loans - gross                            483,809         437,156          421,332           412,010         419,799
Less:  unearned income                                 217           2,135            4,829             6,336           8,733
                                                 ---------       ---------        ---------         ---------       ---------
    Total loans - net of unearned income           483,592         435,021          416,503           405,674         411,066
Less:  allowance for loan losses                     3,794           3,791            4,186             4,639           4,431
                                                 ---------       ---------        ---------         ---------       ---------
    Total loans - net                            $ 479,798       $ 431,230        $ 412,317         $ 401,035       $ 406,635
                                                 =========       =========        =========         =========       =========

          LOAN MATURITIES AND RATE SENSITIVITIES AT DECEMBER 31, 1994
               ON AGRICULTURAL, COMMERCIAL,  AND TAX-EXEMPT LOANS

                                                                           After 1
                                                                          Year But
                                                     Within                Within             Over 5
                                                     1 Year                5 Years            Years          Total
                                                    --------              --------           -------        ---------
Rate sensitivities:
  Fixed rate loans                                  $ 19,476              $ 25,831           $12,974         $ 58,281
  Variable rate loans                                 86,068                   692               537           87,297
                                                    --------              --------           -------         ---------
    Subtotal                                        $105,544              $ 26,523           $13,511          145,578
                                                    ========              ========           =======
    Percent of subtotal                                72.50%                18.22%             9.28%
Nonaccrual loans                                                                                                  183
                                                                                                             --------
    Total loans net of unearned income                                                                       $145,761
                                                                                                             ========

6

UNDERPERFORMING ASSETS

Underperforming assets consist of nonaccrual securities and loans, restructured loans, 90 days past due loans, and other real estate held. Nonaccrual securities are those which have defaulted on interest payments. Nonaccrual loans are loans on which interest recognition has been suspended because of doubts as to the borrower's ability to repay principal or interest. Loans are generally placed on nonaccrual status after becoming 90 days past due if the ultimate collectibility of the loan is in question. Loans which are current, but for which serious doubt exists about repayment ability, may also be placed on nonaccrual status. Restructured loans are loans where the terms have been changed to provide a reduction or deferral of principal or interest because of the borrower's financial position. Past-due loans are accruing loans that are contractually past due ninety days or more as to interest or principal payments. Other real estate held represents properties obtained for debts previously contracted. Management is not aware of any loans which have not been disclosed that represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or represent material credits about which management is aware of any information which causes management to have serious doubt as to the ability of such borrower to comply with loan repayment terms. The following summarizes the underperforming assets as of December 31:

             UNDERPERFORMING ASSETS AT YEAR END, FIVE-YEAR SUMMARY

                                           1994             1993           1992         1991          1990
                                         -------          -------        -------      --------      --------
Underperforming loans:
  Nonaccrual                             $   734          $ 1,958        $ 2,758      $  3,832      $  3,073
  Restructured                               134               76          1,902         1,860         2,119
  90 days past due                           522              274          1,524         3,552         2,248
                                         -------          -------        -------      --------      --------
    Total underperforming loans            1,390            2,308          6,184         9,244         7,440
Nonaccrual municipal securities                -               81            182           104             -
Other real estate held                       605              688          3,300         3,195         3,182
                                         -------          -------        -------      --------      --------
    Total                                $ 1,995          $ 3,077        $ 9,666      $ 12,543      $ 10,622
                                         =======          =======        =======      ========      ========

Past due 90 days or more, nonaccrual, and restructured loans were 0.3% of total loans at the end of 1994, compared to 0.5% at the end of 1993. Of the loans in these categories, $757, or 54.5%, were secured by real estate at the end of 1994, compared to $1,460, or 63.3%, at the end of 1993. Additional interest income that would have been recorded, if nonaccrual and restructured loans had been current and in accordance with their original terms, was $92, $145, and $307 in 1994, 1993, and 1992, respectively. The interest recognized on nonaccrual loans was approximately $36, $13, and $89 in 1994, 1993, and 1992, respectively. Other real estate held at the end of 1992 included properties valued at $2,011 which were sold with The National City Bank of Evansville holding the mortgages.

In addition to those loans classified as underperforming, management was closely monitoring loans of approximately $15,952 and $15,923 as of the end of 1994 and 1993, respectively, for the borrowers' abilities to comply with present loan repayment terms.

RISK MANAGEMENT

As of December 31, 1994, management considered the allowance for loan losses adequate to provide for potential losses. Management reviews delinquent and problem loans weekly. Loans which are judged uncollectible are charged off on a timely basis. The allowance for loan losses is reviewed quarterly in order to evaluate and maintain its adequacy based on a thorough analysis of the entire loan portfolio. Some of the factors used in this review include current economic conditions and forecasts, risk by type of loan, previous loan loss experience, and evaluation of specific borrowers and collateral. The Corporation and its banks closely monitor loan portfolios using models designed in part by regulatory agencies.

Total loans charged off during 1994 decreased $782, or 56%, and recoveries were
$275, or 78%, greater than in 1993.   During the past three years, net
charge-offs and underperforming assets have reduced significantly, allowing for reduced provision for loan losses. This has resulted in a reduced ratio of allowance to loans and a significant increase in the ratio of allowance to underperforming loans. The provision for loan losses was decreased for 1994 and 1993 as a result of receiving payments on loans which had been allocated for in previous quarterly evaluations or previously charged off and improved loan quality as evidenced by the significant reductions in underperforming loans and in charge-offs in both periods.

                      Management's Discussion and Analysis
           of Financial Condition and Results of Operations Continued
              (Dollar Amounts Other Than Share Data in Thousands)

RISK MANAGEMENT CONTINUED

The following is a five-year analysis of loan loss experience and allocation of allowance for loan losses:

                        SUMMARY OF LOAN LOSS EXPERIENCE
                   Analysis of the Allowance for Loan Losses

                                                     1994              1993            1992           1991              1990
                                                  --------          --------        ---------       ---------        --------
Allowance for loans losses, January 1             $  3,791          $  4,186        $   4,639       $   4,431        $  4,412
Loans charged off:
  Commercial                                           221             1,099            1,495           1,573           1,125
  Real estate                                          235                27              551             343             188
  Consumer                                             163               275              367             498             490
                                                  --------          --------        ---------       ---------        --------
    Total                                              619             1,401            2,413           2,414           1,803
                                                  --------          --------        ---------       ---------        --------
Recoveries on charged-off loans:
  Commercial                                           135               210              428             181              93
  Real estate                                           63                27               75              53             147
  Consumer                                             429               115              223              64              67
                                                  --------          --------        ---------       ---------        --------
    Total                                              627               352              726             298             307
                                                  --------          --------        ---------       ---------        --------
      Net charge-offs                                   (8)            1,049            1,687           2,116           1,496
Provision for loan losses                               (5)              654            1,234           2,324           1,515
                                                  --------          --------        ---------       ---------        --------
Allowance for loans losses, December 31           $  3,794          $  3,791        $   4,186       $   4,639        $  4,431
                                                  ========          ========        =========       =========        ========

Total loans at year end                           $483,592          $435,021        $ 416,503       $ 405,674        $411,066
Average loans                                     $455,079          $426,888        $ 415,182       $ 407,489        $408,385

As a percent of year-end loans:
  Net charge-offs                                     0.00%             0.24%            0.41%           0.52%           0.36%
  Provision for loans losses                          0.00%             0.15%            0.30%           0.57%           0.37%
  Year-end allowance balance                          0.78%             0.87%            1.01%           1.14%           1.08%

As a percent of average loans:
  Net charge-offs                                     0.00%             0.25%            0.41%           0.52%           0.37%
  Provision for loan losses                           0.00%             0.15%            0.30%           0.57%           0.37%
  Year-end allowance balance                          0.83%             0.89%            1.01%           1.14%           1.09%

Allowance for loan losses as a percent
  of underperforming loans                          272.95%           164.25%           67.69%          50.18%          59.56%

           ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31

Loan Type                          Allowance Applicable to                       Percent of Loans to Total Gross Loans
- ---------             ----------------------------------------------         -------------------------------------------
                       1994       1993     1992     1991      1990           1994       1993       1992    1991     1990
                      -------- --------  -------  --------   -------         ----       ----       ----    ----     ----
Commercial            $  1,687 $  1,379  $ 1,754  $  2,131   $ 1,727          30%        29%        29%      29%     29%
Real estate                520      508      799       769       296          51         54         53       51      49
Consumer                   420      502      452       416       505          19         17         18       20      22
                      -------- --------  -------  --------   -------         ---        ---        ---      ---     ---
  Allocated              2,627    2,389    3,005     3,316     2,528         100%       100%       100%     100%    100%
Unallocated              1,167    1,402    1,181     1,323     1,903         ===        ===        ===      ===     ===
                      -------- --------  -------  --------   -------
  Total               $  3,794 $  3,791  $ 4,186  $  4,639   $ 4,431
                      ======== ========  =======  ========   =======

DEPOSITS

The Corporation's Asset/Liability Committee manages the deposits of its banks to best utilize short-term and long-term benefits of deposit growth. Average deposits decreased $3,158, or 0.5%, during 1994. Average time deposits of $100,000 or more decreased $2,346, or 4.1%. Time deposits of $100,000 or more increased $19,377, or 36.2%, during 1994. Of this increase, $8,250 was deposited to collateralize a standby letter of credit. Time deposits of $100,000 or more are from local depositors and are not brokered deposits. They are not considered to present an undue risk, and their averages have remained at less than 10% of average total assets during the past three years.

The following is a three-year summary of average deposit balances and rates. Also presented is a comparative analysis of time deposits of $100,000 or more.

                                AVERAGE DEPOSITS

                                        1994                              1993                            1992
                              ------------------------         -------------------------       -----------------------
                                AMOUNT            RATE          Amount              Rate        Amount            Rate
                              ---------           ----         ---------            ----       ---------          ----
Noninterest-bearing demand    $  79,999               -        $  76,419               -       $  72,778             -
Money market accounts            52,898           2.59%           56,983            2.75%         53,992          3.41%
Interest-bearing demand         120,758           2.31%          114,654            2.48%        106,704          3.16%
Savings                          69,052           2.64%           65,298            2.80%         58,198          3.43%
Time deposits of $100,000
   or more                       54,893           4.57%           57,239            3.43%         54,044          4.71%
Other time deposits             224,577           4.16%          234,742            4.60%        271,178          5.38%
                              ---------                        ---------                       ---------
  Total                       $ 602,177                        $ 605,335                       $ 616,894
                              =========                        =========                       =========

                TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31

                                 1994           1993            1992
                              ---------      ---------       ---------
Maturing:
  3 months or less            $  34,347      $  20,662       $  24,219
  Over 3 to 6 months             19,767         16,714           9,198
  Over 6 to 12 months             7,871          4,477           5,917
  Over 12 months                 10,884         11,639           7,943
                              ---------      ---------       ---------
    Total                     $  72,869      $  53,492       $  47,277
                              =========      =========       =========

CAPITAL RESOURCES

At the end of 1994, shareholders' equity totaled $86,119, an increase of $218, or 0.3%, over 1993, after declared cash dividends of $3,430 and after $2,964 for the repurchase of 75,000 common shares under the buy-back program initiated in March 1994 for future stock dividends. The equity to asset ratio on an average basis was 12.1% and 11.6% for 1994 and 1993, respectively. The dividend payout ratio for 1994 was 38.0% compared to 39.3% in 1993. There are no material commitments for capital expenditures.

Guidelines for minimum capital levels have been established by the Federal Reserve Board. Tier 1 (core) capital consists of shareholders' equity less goodwill, other identifiable intangible assets, and unrealized losses on marketable equity securities. Total capital consists of Tier 1 capital plus allowance for loan losses. Regulatory minimum capital levels are 3% for the leverage ratio which is defined as Tier 1 capital as a percentage of total assets less goodwill and other identifiable intangible assets; 4% for Tier 1 capital to risk-weighted assets; and 8% for total capital to risk-weighted assets. The Corporation has, by far, exceeded each of these levels. Its leverage ratio was 11.8% and 11.7%; Tier 1 capital to risk-weighted assets was 16.9% and 18.5%; and total capital to risk-weighted assets was 17.8% and 19.4% at the end of 1994 and 1993, respectively. In addition, each of its subsidiary banks has exceeded the capital guidelines established by bank regulators.

SHORT-TERM BORROWINGS

Federal funds purchased are borrowings from other financial institutions maturing daily. Repurchase agreements are secured transactions with customers. Repurchase agreements generally mature within six months. Notes payable U.S. Treasury are demand notes created by treasury tax and loan account funds transfers. Short-term borrowings increased $5,719, or 30.8%, during 1994. All types of short-term borrowings decreased during 1994, except federal funds purchased, with the largest decrease being in notes payable U.S. Treasury, which decreased $2,718, or 50.4%. A detailed analysis of these three types of borrowings follows:

                      Management's Discussion and Analysis
           of Financial Condition and Results of Operations Continued
              (Dollar Amounts Other Than Share Data in Thousands)

                      SHORT-TERM BORROWINGS AT DECEMBER 31

                                                   1994            1993           1992
                                                 --------        --------       --------
Federal funds purchased                          $ 10,575        $      -       $  1,275
Securities sold under agreements to repurchase     11,035          13,173         14,179
Notes payable U. S. Treasury                        2,675           5,393          4,275
                                                 --------        --------       --------
  Total                                          $ 24,285        $ 18,566       $ 19,729
                                                 ========        ========       ========


                                                                         Securities
                                                  Federal                Sold Under
                                                   Funds                 Agreements             Notes Payable
                                                 Purchased             to Repurchase           U. S. Treasury
                                                 ---------             -------------           --------------
1994
AVERAGE AMOUNT OUTSTANDING                       $   5,300               $  11,071                $  2,096
MAXIMUM AMOUNT AT ANY MONTH END                     19,450                  14,849                   4,783
WEIGHTED AVERAGE INTEREST RATE:
  DURING YEAR                                         4.81%                   3.40%                   3.81%
  END OF YEAR                                         5.64%                   4.55%                   5.20%

1993
Average amount outstanding                       $     427               $  12,497                $  3,567
Maximum amount at any month end                      2,233                  15,532                   8,568
Weighted average interest rate:
  During year                                         3.48%                   3.06%                   2.82%
  End of year                                            -                    2.93%                   2.76%

1992
Average amount outstanding                       $   1,141               $  21,083                $  3,755
Maximum amount at any month end                      3,645                  24,537                   9,000
Weighted average interest rate:
  During year                                         3.29%                   3.86%                   3.40%
  End of year                                         3.02%                   4.00%                   2.81%


LIQUIDITY

The liquidity of a banking institution reflects the ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match maturities of specific categories of short-term and long-term loans and investments with specific types of deposits and borrowings. Bank liquidity is thus normally considered in terms of the nature of mix of the banking institution's sources and uses of funds.

For National City Bancshares, Inc., the primary sources of short-term liquidity have been federal funds sold, interest-bearing deposits in banks, and U.S. Government and agency securities available for sale. In addition to these sources, short-term liquidity is provided by maturing loans and securities.
The balance between these sources and needs to fund loan demand and deposit withdrawals is closely monitored by the Corporation's asset/liability management program and by each subsidiary bank to provide liquidity without penalizing earnings. The increased loan demand throughout the year was funded by primary assets, federal funds sold, and U.S. Government and agency securities available for sale. However, management remains comfortable with the shift in earning assets, mainly because of the deposits following from loans and a continued shortening of loan maturities. Additionally, the Corporation's underwriting standards for its mortgage loan portfolio is in accordance with standards established by government housing agencies; and thereby, a portion of the mortgage loan portfolio could be sold to provide additional liquidity. At December 31, 1994 and 1993, respectively, federal funds sold were $0 and $42,224, interest-bearing deposits in banks were $5,116 and $13,578, and U.S. Government and agency securities available for sale were $71,952 and $82,571.

These sources and other liquid assets also provide long-term liquidity needs. Long-term liquidity is managed in the same way, only with longer maturities, to provide for future needs while maintaining interest margins. In excess of $6,732 was available to the Corporation at December 31, 1994, from dividends by subsidiaries without prior regulatory approval. Note 11 to the financial statements in this report provides more detail about restrictions on dividends from subsidiaries. These dividends provide liquidity for the Corporation. The Corporation has no material long-term commitments.

INTEREST RATE SENSITIVITY

Management of liquidity must be coordinated with interest rate management. The following "Interest Rate Sensitivity Analysis" schedule shows assets and liabilities which are maturing at various periods in time and which will be subject to repricing. Money market accounts are shown in the shortest period, and savings accounts are shown in the longest period presented. Interest-bearing demand accounts are divided between the shortest and longest periods based on the historical pattern of the interest rate sensitivity of the account. Variable rate interest-earning assets and interest-bearing liabilities are distributed based on repricing opportunities while fixed rate interest-earning assets and interest-bearing liabilities are distributed based on contractual maturity. No adjustments were made for projected prepayment assumptions or for projected response to changes in market interest rates. Liabilities to be repriced in three months or less and on a cumulative basis through one year exceed assets to be repriced in the same time periods. In times of rising interest rates, this will reduce net interest margin and thus the earnings of the banks, as liabilities will be repriced at higher rates while matching assets remain at their old lower rates until maturity. In times of falling interest rates, this will increase net interest margin and thus the earnings of the banks. Interest rate levels cannot be predicted at any future point in time; therefore, it is in our best interest to match maturities of assets and liabilities so that the gap will be as close to zero as possible. This can be accomplished by shortening maturities of investment purchases and/or purchasing investments where the rates adjust every thirty to ninety days. While more liabilities than assets are subject to repricing within three months, we believe our asset/liability management program allows adequate reaction time for changes in rates as they occur, maximizing the potential positive effect of an increase in interest rates.

Corporate asset liability gap positions are targeted at plus or minus 10% at the six-month and one-year horizons. At December 31, 1994, all subsidiary banks were within, or close to, their targeted spreads. The cumulative gap position through one year of negative $24,722 at the end of 1994 was 3.4% of total assets, a relatively balanced position in the opinion of management. Management believes interest-bearing liabilities are driven by changes in the Corporation's assets.

            INTEREST RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1994

                                                               Over          Over
                                                             3 Months       1 Year
                                             3 Months         through       through          Over
                                              or Less         1 Year        5 Years        5 Years          Total
                                             ---------       ---------     ---------      ---------        ---------
EARNING ASSETS:
  Loans - net of unearned income
    (excluding nonaccrual)                   $ 149,857       $  96,698     $ 146,954      $  89,349        $ 482,858
  Securities (excluding nonaccrual)             18,534          24,430        95,674         45,881          184,519
  Interest-bearing
    deposits in banks                            1,085           2,077         1,954              -            5,116
                                             ---------       ---------     ---------      ---------        ---------
      Total earning assets                     169,476         123,205       244,582        135,230          672,493
                                             ---------       ---------     ---------      ---------        ---------

RATE-SENSITIVE LIABILITIES:
  Interest-bearing liabilities:
    Interest-bearing demand                     51,793               -             -         72,122          123,915
    Money market and other savings              47,256               -             -         66,713          113,969
    Time deposits of $100,000 or more           34,347          27,638        10,345            539           72,869
    Other time                                  50,763          81,421        80,054          7,637          219,875
    Borrowed funds                              21,572           2,613           100              -           24,285
                                             ---------       ---------     ---------      ---------        ---------
      Total interest-bearing liabilities       205,731         111,672        90,499        147,011          554,913
  Noninterest-bearing demand                         -               -             -         85,340           85,340
                                             ---------       ---------     ---------      ---------        ---------
      Total rate-sensitive liabilities         205,731         111,672        90,499        232,351          640,253
                                             ---------       ---------     ---------      ---------        ---------

INTEREST SENSITIVITY GAP                       (36,255)         11,533        154,083       (97,121)
CUMULATIVE GAP                                 (36,255)        (24,722)       129,361        32,240














                         CHANGES IN NET INTEREST INCOME
                  (Interest on a Federal-Tax-Equivalent Basis)

                                                       1994 COMPARED TO 1993                         1993 Compared to 1992
                                               --------------------------------------      -----------------------------------------
                                                  CHANGE DUE TO A                             Change Due to a
                                                     CHANGE IN                                   Change in
                                               ---------------------                       -----------------------
                                               VOLUME          RATE      TOTAL CHANGE      Volume           Rate        Total Change
                                               -------        ------     ------------      -------        --------      ------------
Interest income increase (decrease)
  Loans                                        $ 2,380        $ (573)       $ 1,807        $ 1,004        $ (2,649)       $ (1,645)
  Securities                                       505          (383)           122           (550)         (2,193)         (2,743)
  Other short-term investments                  (1,308)          137         (1,171)          (797)           (623)         (1,420)
                                               -------        ------        -------        -------        --------        --------
      Total interest income                      1,577          (819)           758           (343)         (5,465)         (5,808)
                                               -------        ------        -------        -------        --------        --------
Interest expense increase (decrease)
  Deposits                                        (230)         (941)        (1,171)          (546)         (4,800)         (5,346)
  Borrowings                                        71           136            207           (361)           (259)           (620)
                                               -------        ------        -------        -------        --------        --------
      Total interest expense                      (159)         (805)          (964)          (907)         (5,059)         (5,966)
                                               -------        ------        -------        -------        --------        --------
Net interest income increase (decrease)        $ 1,736        $  (14)       $ 1,722        $   564        $   (406)       $    158
                                               =======        ======        =======        =======        ========        ========

                      Management's Discussion and Analysis
           of Financial Condition and Results of Operations Continued
              (Dollar Amounts Other Than Share Data in Thousands)


RESULTS OF OPERATIONS

Net income increased $689, or 8.2%, in 1994 and increased $174, or 2.1%, in 1993. Income also increased during both years on a per-share basis. Due to increased net interest margins, net interest income increased $1,707, or 5.9%, in 1994 and increased $201, or 0.7%, in 1993. The provision for loan losses has decreased during both years due to high loan quality.

Changes in net interest income for the last two years are presented in the preceding schedule with dollar changes allocated to rate and volume variances. The combined rate-volume variances are included in the total volume variances. In addition to this schedule, on page 13 is a three-year balance sheet analysis on an average basis and an analysis of net interest income, setting forth (i) average assets, liabilities, and shareholders' equity; (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities; (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities; (iv) the net interest margin (i.e. the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities); and (v) the net yield on interest-earning assets (i.e. net interest income divided by average interest-earning assets). Nonaccrual loans are included in the average balances shown on the three-year balance sheet analysis and in the average balances used to compute the volume variances in the changes in net interest income.

A summary analysis of operations and return on equity and assets is provided in a five-year financial review on page 1. The following discussion of results of operations is on a federal-tax-equivalent basis. Average loans increased 6.6% during 1994, compared to an increase of 2.8% during 1993. Loan income increased 4.9% in 1994 and decreased 4.3% in 1993. The average yield on loans decreased slightly from 8.58% in 1993 to 8.44% in 1994, a direct result of lower interest rates. Average securities increased 4.6% in 1994 and decreased 4.6% in 1993. Securities income increased 1.1% during 1994 and decreased 19.4% during 1993. The yield on securities decreased from 6.30% in 1993 to 6.06% in 1994. Average earning assets were approximately the same from 1992 through 1994 while income increased 1.5% during 1994 and decreased 10.4% during 1993. The average yield on total earning assets increased from 7.56% in 1993 to 7.64% in 1994. Net interest income in 1994 increased mainly due to an increase in volume of earning assets.

Average total interest-bearing deposits decreased during both 1994 and 1993. The average cost of interest-bearing deposits decreased from 4.48% in 1992 to 3.59% in 1993 and 3.42% in 1994. Rate was the stronger factor during 1994 and 1993, and the larger changes were recorded in 1993.

In 1994 and 1993 the increase in net interest income due to volume was stronger than the decrease due to rate, resulting in a $1,722 and $158 increase in net interest income in 1994 and 1993, respectively.

As reported in the financial statements, noninterest income and noninterest expense decreased during 1994 but increased during 1993. These changes are discussed in detail in the next two sections.

NONINTEREST INCOME

Noninterest income for 1994 decreased $1,067, or 19.3%, from 1993, compared to an increase of $303, or 5.8%, for 1993 over 1992. Service charges on deposit accounts, the largest item in this category, decreased $5, or 0.3%, during 1994, and increased $14, or 0.7%, during 1993. Trust income decreased $45, or 3.5%, during 1994, compared to a $74, or 5.4%, decrease during 1993. These changes are due to fluctuations in the number of estates each year. Other service charges and fees decreased $119, or 10.8%, during 1994 and increased $167, or 17.9%, during 1993. Included in security gains and losses were write-downs of $164, $54, and $100 during 1994, 1993, and 1992, respectively, to reflect a decline in value of certain securities deemed to be other than temporary under regulatory guidelines. During 1993 some of these securities were sold for a $303 recovery. The other types of noninterest income decreased $71 during 1994 and increased $80 during 1993.

NONINTEREST EXPENSE

Noninterest expense decreased $125, or 0.6%, during 1994, compared to an increase of $681, or 3.3%, during 1993. The expense of salaries and other employee benefits increased $439, or 3.9%, in 1994 and increased $410, or 3.8%, in 1993. Occupancy expense of bank premises increased $27, or 1.7%, during 1994 compared to an increase of $58, or 3.7%, during 1993. Furniture and equipment expense increased $127, or 8.0%, and $83, or 5.5%, during 1994 and 1993, respectively. The FDIC assessment increased $2, or 0.1%, during 1994 and decreased $59, or 4.1%, during 1993 due to a decrease in deposits. Other types of noninterest expenses decreased $720, or 12.7%, and increased $189, or 3.4%, during 1994 and 1993, respectively. Included in 1994 and 1993, respectively, were $183 and $372 in merger and acquisition expense.

           AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME


                                                   1994                          1993                          1992
                                      ---------------------------   ---------------------------   ------------------------------
                                      AVERAGE    INTEREST  YIELD/   Average    Interest  Yield/   Average     Interest   Yield/
                                      BALANCES    & FEES   COST     Balances   & Fees     Cost    Balances    & Fees      Cost
                                      --------   -------  -------   --------   -------   ------   --------    -------    -------
EARNING ASSETS:
Interest-bearing deposits
  in banks                            $  8,714   $   392   4.50%    $ 22,078   $ 1,003    4.54%   $ 33,619    $ 1,915     5.70%

Federal funds sold                      10,394       355   3.42%      30,488       915    3.00%     40,793      1,423     3.49%
Securities:
  U. S. Government and agency          122,051     6,469   5.30%     124,797     6,763    5.42%    130,919      9,017     6.89%
  State and municipal - taxable          2,426       150   6.18%       1,095        79    7.23%        752         46     6.16%
  State and municipal - nontaxable      39,924     3,570   8.94%      38,500     3,604    9.36%     37,492      3,622     9.66%
  Other                                 25,883     1,341   5.18%      16,758       962    5.74%     20,720      1,466     7.08%
                                      --------   -------            --------   -------            --------    -------
    Securities before market
      value adjustment                 190,284    11,530   6.06%     181,150    11,408    6.30%    189,883     14,151     7.45%
  Market value adjustment                 (837)                            -                             -
                                      --------                      --------                      --------
    Total securities                   189,447                       181,150                       189,883

Loans:
  Commercial                           178,849    14,881   8.32%     170,187    13,207    7.76%    166,850     14,181     8.50%
  Consumer                              81,060     7,614   9.39%      72,485     7,433   10.25%     69,544      7,940    11.42%
  Real estate mortgage                 184,740    14,981   8.11%     174,567    15,076    8.64%    168,095     15,090     8.98%
  Economic development and
    other municipal loans               10,430       936   8.97%       9,649       889    9.23%     10,553      1,029     9.75%
  Bankers' acceptances and
    term federal funds sold                  -         -      -            -         -       -         140         10     6.91%
                                      --------   -------            --------   -------            --------    -------
      Total loans                      455,079    38,412   8.44%     426,888    36,605    8.58%    415,182     38,250     9.21%
                                      --------   -------            --------   -------            --------    -------
      Total earning assets             663,634   $50,689   7.64%     660,604   $49,931    7.56%    679,477    $55,739     8.20%
                                                 =======                       =======                        =======

NON-EARNING ASSETS:
Allowance for possible loan
  losses                                (3,830)                       (4,194)                       (4,403)
Cash and due from banks                 28,232                        28,895                        26,568
Premises and equipment                  10,218                        10,166                        10,207
Other assets                            14,891                        15,557                        18,034
                                      --------                      --------                      --------
TOTAL ASSETS                          $713,145                      $711,028                      $729,883
                                      ========                      ========                      ========

INTEREST-BEARING LIABILITIES:
Savings and
  interest-bearing demand             $189,810   $ 4,611   2.43%    $179,952   $ 4,672    2.60%   $164,902    $ 5,362     3.25%
Money market accounts                   52,898     1,371   2.59%      56,983     1,568    2.75%     53,992      1,840     3.41%
Certificates of deposit and
  other time                           279,470    11,856   4.24%     291,981    12,769    4.37%    325,222     17,153     5.27%
                                      --------   -------            --------   -------            --------    -------
  Total interest-bearing deposits      522,178    17,838   3.42%     528,916    19,009    3.59%    544,116     24,355     4.48%
Federal funds purchased and
   securities sold under
   agreements to repurchase             16,371       632   3.86%      12,924       397    3.07%     22,224        851     3.83%
Other borrowings                         2,096        80   3.82%       3,701       108    2.91%      6,270        274     4.38%
                                      --------   -------            --------   -------            --------    -------
  Total interest-bearing
   liabilities                         540,645   $18,550   3.43%     545,541   $19,514    3.58%    572,610    $25,480     4.45%
                                                 =======                       =======                        =======

NONINTEREST-BEARING
  LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Noninterest-bearing demand
  deposits                              79,999                        76,419                        72,778
Other liabilities                        6,462                         6,606                         7,622
Shareholders' equity                    86,039                        82,462                        76,873
                                      --------                      --------                      --------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                $713,145                      $711,028                      $729,883
                                      ========                      ========                      ========
Interest income/earning assets                   $50,689   7.64%               $49,931    7.56%               $55,739     8.20%
Interest expense/earning assets                   18,550   2.80%                19,514    2.95%                25,480     3.75%
                                                 -------                       -------                        -------
  Net interest income/earning
    assets                                       $32,139   4.84%               $30,417    4.60%               $30,259     4.45%
                                                 =======                       =======                        =======

Note:   Average volume includes nonaccrual loans.
        Income is on a federal-tax-equivalent basis using a 34.3% tax rate for 1994 and 34% for 1993 and 1992.
        Loans are classified by department.

                  REPORT ON MANAGEMENT'S RESPONSIBILITY FOR
                             FINANCIAL STATEMENTS

March 13, 1995



The Management of National City Bancshares, Inc. is responsible for the preparation, integrity, and objectivity of the consolidated financial statements and other financial information presented in this Annual Report. The financial reports have been prepared in accordance with generally accepted accounting principles and properly reflect the effects of amounts that are based on the best judgments and estimates made by Management.

The Corporation maintains a system of internal controls which, in the opinion of Management, provides reasonable assurance that its financial records can be relied on in the preparation of financial statements and that its assets are safeguarded against loss or unauthorized use. The careful selection and training of qualified personnel, the use of written policies and procedures, and an audit program carried out by a professional staff of internal auditors contribute to the effectiveness of this system.

The 1994 and 1993 consolidated financial statements of the Corporation have been audited by McGladrey & Pullen, LLP, independent certified public accountants. Prior years were audited by other independent certified public accountants. These audits were conducted in accordance with generally accepted auditing standards and included a review of the financial controls and such other procedures and tests of the accounting records as they considered necessary under the circumstances.

The Audit Committee of the Board of Directors, composed solely of directors who are not officers or employees of the Corporation, meets regularly with the internal auditor and with the independent certified public accountants, and Management, when appropriate, to review auditing, accounting, reporting, and internal control matters. Both the internal and external auditors have direct and private access to the Audit Committee.




/s/ John D. Lippert                     /s/ Robert A. Keil

John D. Lippert                         Robert A. Keil
Chairman of the Board and               President, Chief Financial Officer,
Chief Executive Officer                 and Chief Administrative Officer

                          Independent Auditor's Report

                            MCGLADREY & PULLEN, LLP
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

To the Shareholders and Board of Directors
National City Bancshares, Inc.
Evansville, Indiana


We have audited the accompanying consolidated statements of financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The consolidated financial statements of National City Bancshares, Inc., for the year ended December 31, 1992, prior to the restatement for the 1993 pooling of interests, and the separate financial statements of the other companies included in the 1992 restated consolidated financial statements were audited by other auditors whose reports expressed unqualified opinions on those statements. We audited the combination of the accompanying consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 1992, after restatement for the 1993 pooling of interests; in our opinion, such consolidated financial statements have been properly combined.



/s/ McGladrey & Pullen, LLP

Champaign, Illinois
January 18, 1995

                 Consolidated Statements of Financial Position
              (Dollar Amounts Other Than Share Data in Thousands)

                                                                                                   December 31
                                                                                            -------------------------
                                                                                              1994             1993
                                                                                            --------         --------
ASSETS
Cash and due from banks                                                                    $  36,343        $  29,885
Interest-bearing deposits in banks                                                             5,116           13,578
Securities held to maturity (fair value:  1994 - $72,815; 1993 - $76,945)                     73,688           74,040
Securities available for sale                                                                110,831          101,722
Federal funds sold                                                                                 -           42,224
Loans - net of allowance for loan losses of $3,794 in 1994 and $3,791 in 1993                479,798          431,230
Premises and equipment                                                                        10,504           10,439
Other real estate owned                                                                          605              688
Income earned but not collected                                                                8,262            7,242
Income taxes receivable                                                                           31               80
Deferred income taxes                                                                            575                -
Other assets                                                                                   6,011            6,011
                                                                                            --------         --------
  TOTAL ASSETS                                                                              $731,764         $717,139
                                                                                            ========         ========

LIABILITIES
Deposits:
  Noninterest-bearing demand                                                                $ 85,340         $ 81,385
  Interest-bearing:
    Savings, daily interest checking, and money market accounts                              237,884          244,292
    Time deposits of $100,000 or more                                                         72,869           53,492
    Other time                                                                               219,875          227,479
                                                                                            --------         --------
      Total deposits                                                                         615,968          606,648
Federal funds purchased and securities sold under agreements to repurchase                    21,610           13,173
Notes issued to the U.S. Treasury                                                              2,675            5,393
Guaranteed bank loan of Employee Stock Ownership Plan                                              -              541
Dividends payable                                                                                805              823
Accrued interest payable                                                                       2,414            2,324
Income taxes payable                                                                             215               95
Deferred income taxes                                                                              -            1,379
Other liabilities                                                                              1,958              862
                                                                                            --------         --------
  Total liabilities                                                                          645,645          631,238
                                                                                            --------         --------

COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

SHAREHOLDERS' EQUITY
Common stock - $3.33 1/3 par value:
                                     1994                   1993
                                  ---------              ---------
   Shares authorized              5,000,000              5,000,000
   Shares outstanding             3,658,142              3,741,257                            12,194           12,471
Capital surplus                                                                               33,113           36,128
Retained earnings                                                                             43,008           37,375
Unrealized gain (loss) on securities available for sale                                       (2,196)             468
Employee Stock Ownership Plan obligation guaranty                                                  -             (541)
                                                                                            --------         --------
  Total shareholders' equity                                                                  86,119           85,901
                                                                                            --------         --------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                $731,764         $717,139
                                                                                            ========         ========

See Accompanying Notes to Consolidated Financial Statements.

                      Consolidated Statements of Income
              (Dollar Amounts Other Than Share Data in Thousands)

                                                                                    For the Years Ended December 31
                                                                     ---------------------------------------------------------
                                                                       1994                     1993                    1992
                                                                     -------                   -------                 -------
INTEREST INCOME
Interest and fees on loans:
  Taxable                                                            $37,480                   $35,715                 $37,221
  Nontaxable                                                             630                       605                     701
Interest and dividends on securities:
  Taxable                                                              7,959                     7,803                  10,529
  Nontaxable                                                           2,415                     2,447                   2,464
Interest on federal funds sold                                           355                       915                   1,423
Interest on deposits in banks                                            392                     1,003                   1,915
                                                                     -------                   -------                 -------
    Total interest income                                             49,231                    48,488                  54,253
                                                                     -------                   -------                 -------

INTEREST EXPENSE
Interest on time deposits of $100,000 or more                          2,511                     1,965                   2,513
Interest on other deposits                                            15,327                    17,044                  21,842
Interest on federal funds purchased and
  securities sold under agreements to repurchase                         632                       397                     851
Interest on funds borrowed                                                80                       108                     274
                                                                     -------                   -------                 -------
    Total interest expense                                            18,550                    19,514                  25,480
                                                                     -------                   -------                 -------

NET INTEREST INCOME                                                   30,681                    28,974                  28,773
Provision for loan losses                                                 (5)                      654                   1,234
                                                                     -------                   -------                 -------
    Net interest income after provision for loan losses               30,686                    28,320                  27,539
                                                                     -------                   -------                 -------

NONINTEREST INCOME
Trust income                                                           1,247                     1,292                   1,366
Service charges on deposit accounts                                    1,983                     1,988                   1,974
Other service charges and fees                                           980                     1,099                     932
Security gains (losses)                                                 (170)                      657                     541
Other                                                                    425                       496                     416
                                                                     -------                   -------                 -------
    Total noninterest income                                           4,465                     5,532                   5,229
                                                                     -------                   -------                 -------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                          11,721                    11,282                  10,872
Occupancy expense                                                      1,640                     1,613                   1,555
Furniture and equipment expense                                        1,714                     1,587                   1,504
Assessments of the Federal Deposit Insurance Corporation               1,365                     1,363                   1,422
Other                                                                  4,957                     5,677                   5,488
                                                                     -------                   -------                 -------
    Total noninterest expense                                         21,397                    21,522                  20,841
                                                                     -------                   -------                 -------

    Income before income taxes                                        13,754                    12,330                  11,927
Income taxes                                                           4,691                     3,956                   3,727
                                                                     -------                   -------                 -------
NET INCOME                                                           $ 9,063                   $ 8,374                 $ 8,200
                                                                     =======                   =======                 =======

EARNINGS PER SHARE                                                   $  2.45                   $  2.24                 $  2.19
                                                                     =======                   =======                 =======

See Accompanying Notes to Consolidated Financial Statements.

                 Consolidated Statements of Shareholders' Equity
              (Dollar Amounts Other Than Share Data in Thousands)


For the Years Ended
December 31, 1994, 1993, and 1992

                                                                                                                       Employee
                                                                                                       Unrealized        Stock
                                                                                                       Gain (Loss)     Ownership
                                                                                                      on Securities      Plan
                                            Common           Common         Capital        Retained     Available     Obligation
                                            Shares            Stock         Surplus        Earnings     For Sale       Guaranty
                                          ---------          -------        -------        --------   -------------   ----------
BALANCES AT DECEMBER 31, 1991             3,614,007          $12,047        $32,635        $30,254      $   (39)        $(758)
                                          ---------          -------        -------        -------      -------         -----
Net income                                        -                -              -          8,200            -             -
Cash dividends declared                           -                -              -         (2,634)           -             -
Stock dividend of 5% declared               126,587              422          3,502         (3,924)           -             -
Repurchase of outstanding shares            (20,050)             (67)          (499)             -            -             -
Shares issued in Dividend
  Reinvestment Program                       20,134               67            501              -            -             -
Change in unrealized gain (loss)
  on securities                                   -                -              -              -          (44)            -
Employee Stock Ownership Plan
  note payment                                    -                -              -              -            -           109
                                          ---------          -------        -------        -------      -------         -----
BALANCES AT DECEMBER 31, 1992             3,740,678           12,469         36,139         31,896          (83)         (649)
                                          ---------          -------        -------        -------      -------         -----
Net income                                        -                -              -          8,374            -             -
Cash dividends declared                           -                -              -         (2,895)           -             -
Payment for fractional shares
  for merger and stock dividends               (355)              (1)           (14)             -            -             -
Repurchase of outstanding shares            (18,333)             (61)          (589)             -            -             -
Shares issued in Dividend
  Reinvestment Program                       19,267               64            592              -            -             -
Change in unrealized gain (loss)
  on securities                                   -                -              -              -          551             -
Employee Stock Ownership Plan
  note payment                                    -                -              -              -            -           108
                                          ---------          -------        -------        -------      -------         -----
BALANCES AT DECEMBER 31, 1993             3,741,257           12,471         36,128         37,375          468          (541)
                                          ---------          -------        -------        -------      -------         -----
Net income                                        -                -              -          9,063            -             -
Cash dividends declared                           -                -              -         (3,430)           -             -
Repurchase of outstanding shares           (102,343)            (341)        (3,696)             -            -             -
Shares issued in Dividend
  Reinvestment Program                       19,228               64            681              -            -             -
Change in unrealized gain (loss)
  on securities                                   -                -              -              -       (2,664)            -
Employee Stock Ownership Plan
  note payment                                    -                -              -              -            -           541
                                          ---------          -------        -------        -------      -------         -----
BALANCES AT DECEMBER 31, 1994             3,658,142          $12,194        $33,113        $43,008      $(2,196)        $   -
                                          =========          =======        =======        =======      =======         =====

See Accompanying Notes to Consolidated Financial Statements.

                     Consolidated Statements of Cash Flows
              (Dollar Amounts Other Than Share Data in Thousands)


                                                                                  For the Years Ended December 31
                                                                   ----------------------------------------------------------
                                                                     1994                       1993                   1992
                                                                   --------                   --------               --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $  9,063                   $  8,374               $  8,200
Adjustments to reconcile net income to net
    cash provided by operating activities:
  Depreciation                                                        1,411                      1,378                  1,261
  Amortization                                                        2,608                      2,411                  1,803
  Provision for loan losses                                              (5)                       654                  1,234
  Write-down of securities and other assets                             189                        147                    535
  Securities losses (gains)                                               6                       (711)                  (641)
  (Gain) on sale of premises and equipment                             (148)                       (30)                   (74)
  (Gain) loss on sale of other real estate owned                        (11)                        48                    184
  (Gain) on sale of subsidiary                                          (8)                          -                      -
  Increase (decrease) in deferred taxes                                (241)                       218                   (126)
Changes in assets and liabilities:
  (Increase) decrease in income earned but not collected             (1,020)                       725                  1,431
  (Increase) decrease in other assets                                  (374)                      (241)                  (388)
  Increase (decrease) in accrued interest payable                        90                       (482)                (1,630)
  Increase (decrease) in other liabilities                            1,257                       (634)                   579
                                                                   --------                   --------               --------
   Net cash flows provided by operating activities                   12,817                     11,857                 12,368
                                                                   --------                   --------               --------
CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks         8,464                     15,899                 12,551
Proceeds from maturities of securities held to maturity              21,096                     66,761                 90,066
Proceeds from maturities of securities available for sale            56,745                          -                      -
Proceeds from sales of securities                                         -                     14,087                 28,021
Proceeds from sales of securities available for sale                  1,999                          -                      -
Purchases of securities held to maturity                            (22,369)                   (73,790)               (98,849)
Purchases of securities available for sale                          (73,108)                         -                      -
(Increase) decrease in federal funds sold                            42,224                      2,427                  9,725
(Increase) decrease in loans made to customers                      (48,468)                   (18,039)               (14,174)
Capital expenditures                                                 (1,653)                    (1,344)                (1,361)
Proceeds from sale of other real estate owned                           274                        960                    933
Proceeds from sale of premises and equipment                            206                         29                     84
Cash transferred to buyer in sale of subsidiary                         (68)                         -                      -
                                                                   --------                   --------               --------
   Net cash flows provided by (used in) investing activities        (14,658)                     6,990                 26,996
                                                                   --------                   --------               --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                                   9,320                    (18,195)               (25,116)
Net increase (decrease) in federal funds purchased and
  securities sold under agreements to repurchase                      8,437                     (2,281)                (7,174)
Net proceeds (payments) on notes issued to the U.S. Treasury         (2,718)                     1,118                 (4,758)
Payments on other borrowings                                              -                       (512)                (1,618)
Dividends paid                                                       (3,448)                    (2,629)                (2,634)
Repurchase of common stock                                           (4,037)                      (650)                  (566)
Sale of common stock                                                    745                        641                    568
                                                                   --------                   --------               --------
   Net cash flows provided by (used in) financing activities          8,299                    (22,508)               (41,298)
                                                                   --------                   --------               --------
Net increase (decrease) in cash and due from banks                    6,458                     (3,661)                (1,934)
Cash and due from banks at beginning of year                         29,885                     33,546                 35,480
                                                                   --------                   --------               --------
Cash and due from banks at end of year                             $ 36,343                   $ 29,885               $ 33,546
                                                                   ========                   ========               ========

Consolidated Statements of Cash Flows are continued on the following page.

                Consolidated Statements of Cash Flows Continued
              (Dollar Amounts Other Than Share Data in Thousands)

                                                                                    For the Years Ended December 31
                                                                             ------------------------------------------------
                                                                               1994                 1993               1992
                                                                             --------             --------           --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                                   $ 18,460             $ 19,996           $ 27,107
  Income taxes                                                                  4,763                4,108                424

SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING & FINANCING ACTIVITIES
Change in allowance for unrealized gain (loss)
  on securities available for sale                                           $ (4,377)            $    864           $    (44)
Change in deferred taxes attributable to securities
  available for sale                                                            1,713                 (313)                 -
Employee Stock Ownership Plan obligation guaranty note payment                    541                  108                109
Other real estate acquired in settlement of loans                                 205                  484              1,693
Loans originated on sales of other real estate owned                                -                2,011                  -

Sale of subsidiary:
  Loan receivable                                                            $    300
                                                                             ========
  Assets disposed of, principally intangible assets,
    premises and equipment, and cash                                              333
  Liabilities assumed by buyer, principally accounts payable                      (41)
  Gain on sale of subsidiary                                                        8
                                                                             --------
                                                                             $    300
                                                                             ========

See Accompanying Notes to Consolidated Financial Statements.

                  Notes to Consolidated Financial Statements
              (Dollar Amounts Other Than Share Data in Thousands)



Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING  POLICIES

National City Bancshares, Inc. (Corporation) is a holding company whose subsidiaries operate in the commercial banking industry. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of these policies.

BASIS OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries: The National City Bank of Evansville, The Peoples National Bank of Grayville, The Farmers and Merchants Bank, First Kentucky Bank, Lincolnland Bank, The Bank of Mitchell, Pike County Bank, The Spurgeon State Bank, The State Bank of Washington, and NCBE Leasing Corp. All significant intercompany transactions and balances have been eliminated.

CASH FLOWS - For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks. Interest-bearing deposits in banks, regardless of maturity, are considered short-term investments.

TRUST ASSETS - Property held for customers in fiduciary or agency capacities, other than trust cash on deposit at the bank, is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation or its subsidiaries.

SECURITIES - Securities classified as held to maturity are those securities the banks have both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities classified as available for sale are those securities that the banks intend to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included as a component of net income.

LOANS - Loans are stated at the principal amount outstanding, less unearned interest income and an allowance for loan losses. Unearned income on installment loans is recognized as income based on the sum-of-the-months digits method which approximates the interest method. Interest income on substantially all other loans is credited to income based on the principal balances of loans outstanding.

The Corporation's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collectibility of interest and principal.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level believed adequate by management to provide for known and inherent risks in the loan portfolio. The allowance is based upon a continuing evaluation of the risk characteristics of the loan portfolios, past loan loss experience, and current economic conditions. The continuing review considers such factors as the financial condition of the borrower, fair market value of the collateral, and other considerations which, in management's opinion, deserve current recognition in estimating loan losses. Loans which are deemed to be uncollectible are charged to the allowance. The provision for loan losses and recoveries are credited to the allowance.

PREMISES AND EQUIPMENT - Premises and equipment are carried at cost less accumulated depreciation. Provisions for depreciation are charged to operating expense over the useful lives of the assets, computed principally by the straight-line method.

OTHER REAL ESTATE OWNED - Property acquired in settlement of loans is recorded at the lower of the current estimated fair value less estimated costs to sell or the fair value at the time of foreclosure. Management periodically reviews each property for changes in market conditions or other developments which may result in a reduction of the carrying value of the property. Reductions of the carrying values and costs associated with holding the properties are charged to operating expenses.

INCOME TAXES - The Corporation and its subsidiaries file a consolidated Federal income tax return with each organization computing its taxes on a separate company basis. The provision for income taxes is based on income as reported in the financial statements, with deferred income taxes provided on the differences between the basis of assets and liabilities for financial and income tax purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets, will not be realized. Deferred tax assets and liabilities are adjusted for effects of changes in tax laws and rates on the date of enactment.

             Notes to Consolidated Financial Statements Continued
              (Dollar Amounts Other Than Share Data in Thousands)



Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONTINUED

EARNINGS PER SHARE - Earnings per share is computed by dividing net income by the weighted average number of shares outstanding giving effect to stock dividends. The weighted average number of shares used in computing earnings per share are as follows:

                         1994              1993              1992
                      ---------          ---------         ---------
                      3,694,650           3,742,427         3,741,124

ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSION - The Corporation is recognizing the transition obligation using the straight-line method over the plan participants' average future service period of twenty years. Management does not expect this obligation to increase.

PENSION BENEFITS - The Corporation maintains a noncontributory pension plan in which substantially all employees are eligible to participate upon the completion of one year of service.

ACCOUNTING BY CREDITORS FOR THE IMPAIRMENT OF A LOAN -
Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for the Impairment of a Loan," defines a loan as impaired if, based on current information and events, it is probable that the bank will not be able to collect all amounts (principal and interest) due in accordance with the terms of the agreement. The statement requires financial institutions to take into account the expected loss of interest income when valuing nonperforming loans. When a loan is considered impaired, this rule involves the discounting of a loan's future cash flows by using the loan's contractual interest rate adjusted for any deferred loan fees or costs, premiums, or discounts. The Corporation will be required to adopt Statement 114 for the year ending December 31, 1995.

In October 1994, the Financial Accounting Standards Board issued Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which amended FAS 114 to allow a creditor to use existing methods of recognizing interest income on impaired loans.

The Corporation believes the adoption of FAS 114 and its amendment, FAS 118, will not have a material impact on the consolidated financial statements.

AUTHORIZED SHARES - Data for 1992 has been restated to reflect the increase from 3,500,000 to 5,000,000 in authorized shares approved at the Corporation's 1993 Annual Meeting of Shareholders.

Note 2.  CASH AND DUE FROM BANKS

Aggregate cash and due from bank balances of $8,398 and $9,279 as of December 31, 1994 and 1993, respectively, were maintained in satisfaction of statutory reserve requirements of the Federal Reserve Bank.

Note 3.  SECURITIES

Amortized cost and fair values of securities classified as held to maturity are as follows:

                                                                     December 31, 1994
                                           ----------------------------------------------------------------------
                                                                  Gross                Gross
                                            Amortized          Unrealized            Unrealized           Fair
                                              Cost               Gains                Losses              Value
                                           ---------            -------               -------            --------
U.S. Government
 and agency
 securities                                $   8,434            $     3               $   171            $  8,266
State and municipal
 securities:
  Taxable                                      2,530                 14                    97               2,447
  Nontaxable                                  40,418                706                   617              40,507
Corporate securities                          17,831                  2                   581              17,252
Mortgage-backed
 securities                                    4,475                 45                   177               4,343
                                           ---------            -------               -------            --------
                                           $  73,688            $   770               $ 1,643            $ 72,815
                                           =========            =======               =======            ========

                                                                        December 31, 1993
                                           ----------------------------------------------------------------------
                                                                 Gross                Gross
                                           Amortized           Unrealized           Unrealized            Fair
                                             Cost                Gains                Losses              Value
                                           ---------            -------             ---------            --------
U.S. Government
 and agency
 securities                                $ 18,863             $    49               $   135            $ 18,777
State and municipal
 securities:
  Taxable                                     1,646                  68                     -               1,714
  Nontaxable                                 38,148               2,702                    30              40,820
Corporate securities                         10,769                  47                    37              10,779
Mortgage-backed
 securities                                   4,614                 243                     2               4,855
                                           --------             -------               -------            --------
                                           $ 74,040             $ 3,109               $   204            $ 76,945
                                           ========             =======               =======            ========

The amortized cost and fair value of securities classified as available for sale are as follows:

                                                                     December 31, 1994
                                           ----------------------------------------------------------------------
                                                                 Gross                 Gross
                                           Amortized           Unrealized           Unrealized             Fair
                                             Cost                Gains                Losses              Value
                                           ---------            -------               -------            --------
U.S. Government
 and agency
 securities                                $  73,398            $    31               $ 1,477            $ 71,952
Corporate securities                           6,936                  -                   215               6,721
Mortgage-backed
 securities                                   31,362                 21                 1,745              29,638
                                           ---------            -------               -------            --------
                                             111,696                 52                 3,437             108,311
Equity securities                              2,731                  -                   211               2,520
                                           ---------            -------               -------            --------
                                           $ 114,427            $    52               $ 3,648            $110,831
                                           =========            =======               =======            ========

                                                                      December 31, 1993
                                           ----------------------------------------------------------------------
                                                                 Gross                  Gross
                                           Amortized           Unrealized            Unrealized            Fair
                                              Cost               Gains                 Losses              Value
                                           ---------            -------               -------            --------
U.S. Government
 and agency
 securities                                $  81,495            $ 1,152               $    76            $ 82,571
Corporate securities                           1,115                  7                     -               1,122
Mortgage-backed
 securities                                   15,663                 73                   279              15,457
                                           ---------            -------               -------            --------
                                              98,273              1,232                   355              99,150
Equity securities                              2,668                  -                    96               2,572
                                           ---------            -------               -------            --------
                                           $ 100,941            $ 1,232               $   451            $101,722
                                           =========            =======               =======            ========

The amortized cost and fair value of the securities as of December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain securities may be called or prepaid without penalties.

MATURITY SCHEDULE OF SECURITIES HELD TO MATURITY:

   December 31, 1994                                     Amortized Cost               Fair Value
   -----------------                                     --------------               ----------
   Less than 1 year                                        $11,047                   $10,943
   1 year to 5 years                                        30,104                    29,590
   5 years to 10 years                                      19,439                    19,547
   Over 10 years                                             8,623                     8,392
   Mortgage-backed
     securities                                              4,475                     4,343
                                                           -------                   -------
       Total                                               $73,688                   $72,815
                                                           =======                   =======


   MATURITY SCHEDULE OF DEBT SECURITIES AVAILABLE FOR SALE:

   December 31, 1994                                   Amortized Cost              Fair Value
   -----------------                                   --------------              ----------
   Less than 1 year                                       $ 21,708                  $ 21,554
   1 year to 5 years                                        52,918                    51,575
   5 years to 10 years                                       5,708                     5,544
   Mortgage-backed
     securities                                             31,362                    29,638
                                                          --------                  --------
       Total                                              $111,696                  $108,311
                                                          ========                  ========


   Proceeds from sales of securities available for sale in 1994 were $1,999. Proceeds from sales of securities, prior to the adoption of FAS 115, were $14,087 and $28,021 in 1993 and 1992, respectively.

   Securities gains and (losses) can be summarized as follows:

                                                1994                   1993                  1992
                                               ------                 ------               ------
   Gross realized gains                         $   7                  $ 865                $ 683
   Gross realized losses                          (13)                  (154)                 (42)
   Recognized losses
    not yet realized                             (164)                   (54)                (100)
                                               ------                 ------               ------
       Total                                    $(170)                 $ 657                $ 541
                                               ======                 ======               ======


   Securities pledged as collateral for public deposits and for other purposes as required or permitted by law as of December 31 are as follows:

                                               1994                        1993
                                             -------                      -------
   Fair value                                $47,976                      $50,901
   Amortized cost                             49,205                       50,300

   Note 4.  LOANS

   A summary of loans as of December 31 follows:

                                                                  1994                         1993
                                                               ---------                    ---------
   Real estate loans                                            $247,596                     $236,037
   Agricultural loans                                             22,952                       22,188
   Commercial and industrial loans                               110,280                       95,254
   Economic development loans and
     other obligations of state and
     political subdivisions                                       12,529                        9,649
   Consumer loans                                                 89,033                       72,822
   All other loans                                                 1,419                        1,206
                                                               ---------                    ---------
     Total loans - gross                                         483,809                      437,156
   Unearned income on loans                                         (217)                      (2,135)
                                                               ---------                    ---------
     Total loans - net of
       unearned income                                           483,592                      435,021
   Allowance for loan losses                                      (3,794)                      (3,791)
                                                               ---------                    ---------
     Total loans - net                                          $479,798                     $431,230
                                                               =========                    =========


   As of December 31, 1994 and 1993, the accrual of interest was discontinued or renegotiated on loans in the amount of $804 and $2,034, respectively. If these loans had been current according to original loan terms, additional gross income in the amount of $92 and $145 would have been recorded in 1994 and 1993, respectively.

   In the normal course of business, the banks make loans to their executive officers and directors, and to companies and individuals affiliated with officers and directors of the banks and the Corporation. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The activity in these loans during 1994 is as follows:

   Balance as of January 1, 1994                         $10,520
   New loans                                               7,457
   Repayments                                             (6,458)
                                                         -------
     Balance as of December 31, 1994                     $11,519
                                                         =======

   Note 5.  ALLOWANCE FOR LOAN LOSSES

   Changes in the allowance for loan losses were as follows during the three years ended December 31:

                                                     1994                     1993                 1992
                                                    -------                  -------              -------
   Balance at beginning
     of year                                         $3,791                  $ 4,186              $ 4,639
   Provision for loan losses                             (5)                     654                1,234
   Recoveries                                           627                      352                  726
   Loans charged off                                   (619)                  (1,401)              (2,413)
                                                    -------                  -------              -------
     Balance at end of year                          $3,794                  $ 3,791              $ 4,186
                                                    =======                  =======              =======

              Notes to Consolidated Financial Statements Continued (Dollar Amounts Other Than Share Data in Thousands)


Note 6.  PREMISES AND EQUIPMENT

Premises and equipment as of December 31 consist of:

                                                   1994                    1993
                                                 -------                  -------
Land                                             $ 1,223                  $ 1,052
Buildings                                         11,833                   11,698
Equipment                                          9,667                    9,169
Leasehold improvements                             1,281                    1,342
                                                 -------                  -------
  Total cost                                      24,004                   23,261
Less accumulated depreciation                     13,500                   12,822
                                                 -------                  -------
  Net premises and equipment                     $10,504                  $10,439
                                                 =======                  =======


Note 7.  INCOME TAXES

Effective January 1, 1993, the Corporation adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The deferred tax assets and liabilities are computed based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to an amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. For years prior to 1993, deferred income taxes were recognized for timing differences between financial statement and taxable income.

The adoption of FAS 109 did not have a material effect on the 1993 financial statements.

The components of income tax expense for the years ended December 31 follows:

                                           1994                    1993                    1992
                                          -------                 -------                 -------
Federal:
  Current                                  $3,934                  $2,830                  $3,000
  Deferred                                   (294)                     60                     (90)
                                          -------                 -------                 -------
    Total                                   3,640                   2,890                   2,910
                                          -------                 -------                 -------

State:
  Current                                     998                     908                     853
  Deferred                                     53                     158                     (36)
                                          -------                 -------                 -------
    Total                                   1,051                   1,066                     817
                                          -------                 -------                 -------
      Total income
        tax expense                        $4,691                  $3,956                  $3,727
                                          =======                 =======                 =======


A reconciliation of income tax in the statement of income, with the amount computed by applying the statutory rate of 35% in 1994 and 34% in 1993 and 1992, is as follows:


                                              1994            1993            1992
                                           --------         --------        --------
Federal income tax
  computed at
  the statutory rates                       $ 4,814          $ 4,192         $ 4,055
Adjusted for effect of:
  Nontaxable
    municipal interest                       (1,066)          (1,043)           (981)
  Nondeductible
   expenses                                     333              233              66
  Investment tax
   credit                                         -                -             (11)
State income taxes, net
  of federal benefit                            683              704             539
Benefit of income taxed
  at lower rates                               (100)               -               -
Change in deferred tax
  asset valuation allowance                     (71)               -               -
Other differences                                98             (130)             59
                                           --------         --------        --------
    Total income
      tax provision                         $ 4,691          $ 3,956         $ 3,727
                                           ========         ========        ========



The portion of the tax provision relating to realized security gains and losses amounted to $(2), $245, and $212 for 1994, 1993, and 1992, respectively.

The net deferred tax asset (liability) in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                                       1994                     1993
                                                     --------                 --------
Deferred tax liability                                $(2,062)                 $(2,254)
Deferred tax asset                                      2,637                      946
Valuation allowance for
  deferred tax assets                                       -                      (71)
                                                     --------                 --------
    Net deferred tax
      asset (liability)                               $   575                  $(1,379)
                                                     ========                 ========

The tax effects of principal temporary differences are shown in the following table:

                                                              1994                     1993
                                                            --------                 --------
Allowance for loan losses                                   $  1,112                  $   778
Property acquired in settlement of loans                           -                       50
Direct financing and leveraged leases                              4                      (90)
Prepaid pension cost                                         (1,425)                   (1,253)
Fixed assets                                                   (637)                     (586)
Securities                                                     1,400                     (312)
State net operating loss carryforwards                            57                       71
Other                                                             64                       34
                                                            --------                 --------
  Net temporary differences                                      575                   (1,308)
Valuation allowance                                                -                      (71)
                                                            --------                 --------
  Net deferred tax asset (liability)                        $    575                  $(1,379)
                                                            ========                 ========

Note 8.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table reflects a comparison of the carrying amounts and fair values of financial instruments of the Corporation and its subsidiary banks at December 31:

                                                  1994                                1993
                                        --------------------------          --------------------------
                                        CARRYING             FAIR           Carrying             Fair
                                         AMOUNT              VALUE           Amount              Value
                                        --------             -----          --------             -----
Assets:
  Cash and
    short-term
    investments                         $ 41,459           $ 41,459         $ 85,687            $ 85,687
  Securities                             184,519            183,646          175,762             178,667
  Loans - net of
    allowance                            478,505            465,891          430,727             449,364
Liabilities:
  Deposits                               615,968            607,551          606,648             607,935
  Short-term debt                         24,285             24,285           18,566              18,566


The above fair value information was derived using the information described below for the groups of instruments listed. It should be noted the fair values disclosed in this table do not represent market values of all assets and liabilities of the Corporation and, thus, should not be interpreted to represent a market or liquidation value for the Corporation. In addition, the carrying value for loans above differs from that reported elsewhere due to the exclusion of capital leases receivable of $1,293 and $503 in 1994 and 1993, respectively.

CASH AND SHORT-TERM INVESTMENTS - Cash and short-term investments include cash and due from banks, interest-bearing deposits in banks, and federal funds sold. For cash and short-term investments, the carrying amount is a reasonable estimate of fair value.

SECURITIES - For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS - For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS - The fair value of demand deposits, savings accounts, money market deposits, and variable rate certificates of deposit is the amount payable on demand at the reporting date. The fair value of other time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM DEBT - Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. These instruments adjust on a periodic basis and thus the carrying amount represents fair value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Because all commitments and standby letters of credit reflect current fees and interest rates, no unrealized gains or losses are reflected in the summary of fair values.

Note  9.  COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Most of the business activity of the Corporation and its subsidiaries is conducted with customers located in the immediate geographical area of their offices. These areas, comprised of Southwestern Indiana, Western Kentucky and Southeastern Illinois, are dependent on the agribusiness, and to a lesser degree, energy economic sectors. While the Corporation maintains a diversified loan portfolio, approximately $46,477 and $45,395 of the Corporation's loans were directly related to the agricultural sector as of December 31, 1994 and 1993, respectively.

The Corporation and its subsidiaries evaluate each credit request of their customers in accordance with established lending policies. Based on these evaluations and the underlying policies, the amount of required collateral (if any) is established. Collateral held varies but may include negotiable instruments, accounts receivable, inventory, property, plant and equipment, income producing properties, residential real estate, and vehicles. The lenders' access to these collateral items is generally established through the maintenance of recorded liens or, in the case of negotiable instruments, possession.

             Notes to Consolidated Financial Statements Continued
              (Dollar Amounts Other Than Share Data in Thousands)

Note 9. COMMITMENTS, CONTINGENCIES, AND CREDIT RISK CONTINUED

The Corporation and its subsidiaries are parties to legal action which arise in the normal course of their business activities. In the opinion of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position or on the results of operations of the Corporation and its subsidiaries.

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.

These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for other on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31 follows:

                                               1994                1993
                                              -------             -------
    Commitments to
     extend credit                           $77,576              $73,031
    Standby letters
     of credit                                16,274                2,511


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit written are conditional commitments issued by the banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Corporation does not engage in the use of interest rate swaps, futures, forwards, or option contracts.

Note 10.  DIVIDEND REINVESTMENT PLAN

The Corporation established a Dividend Reinvestment Plan for its shareholders in 1989. The Plan permits the issuance of previously authorized and unissued shares or the repurchase of outstanding shares for reissuance. As of December 31, 1994, 61,880 shares of authorized but unissued common stock were reserved for Plan requirements.

Note 11.  RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES

The principal source of income for the Corporation is dividends from its subsidiary banks. Banking regulations impose restrictions on the ability of subsidiaries to pay dividends to the Corporation. The limitation is generally based on net income less dividends paid for the three years in the period ended December 31, 1994. At December 31, 1994, regulatory approval would have been required for aggregate dividends in excess of approximately $6,732. The amount of dividends that could be paid is further restricted by the limitations of sound and prudent banking principles.

Note 12.  EMPLOYEE RETIREMENT PLANS

The Corporation maintains a noncontributory pension plan in which substantially all employees are eligible to participate upon the completion of one year of service. No company contribution or funding was required in any of the years reported here. The assets of the pension plan primarily consist of corporate obligations and equity securities. The plan does not hold any equity securities of the Corporation.

In establishing the amounts reflected in the financial statements, the following significant assumption rates were used:

                                                     1994       1993
                                                     ----       ----
Discount rate                                        8.0%       7.5%
Increase in compensation rate                        5.0%       5.0%
Expected long-term rate of return                    9.0%       9.0%

The following summary reflects the plan's funded status and the amounts reflected on the Corporation's financial statements.

Actuarial present value of benefit obligations at December 31 are:

                                                             1994                      1993                      1992
                                                            -------                   -------                   -------
Accumulated benefit obligation
  including vested benefits
  of $3,562, $4,214, and $5,063
  in 1994, 1993, and 1992                                   $(3,757)                  $(4,466)                  $(5,259)
Effects of projected future
  compensation levels                                        (1,795)                   (2,433)                   (2,026)
                                                            -------                   -------                   -------
Projected benefit obligation
  for service rendered to date                               (5,552)                   (6,899)                   (7,285)
Plan assets at fair value                                     9,669                    12,182                    11,699
                                                            -------                   -------                   -------
Plan assets in excess of
  projected benefit obligation                                4,117                     5,283                     4,414
Unrecognized net loss (gain)
  from past experience
  different from that assumed
  and effects of changes in
  assumptions                                                   257                    (1,189)                     (512)
Prior service cost not yet
  recognized in net periodic
  pension cost                                                 (116)                       22                        25
Unrecognized net asset at
  January 1, 1987, being
  recognized over 11.11
  years from that date                                         (728)                     (962)                   (1,195)
                                                            -------                   -------                   -------
    Prepaid pension cost
      included in other assets                              $ 3,530                   $ 3,154                   $ 2,732
                                                            =======                   =======                   =======

Net periodic pension cost (credit) included the following components for the years ended December 31:

                                                              1994                      1993                     1992
                                                            -------                   -------                   -------
Service cost - benefits
  earned during the period                                  $   450                   $   425                  $    407
Interest cost on projected
  benefit obligation                                            483                       483                       513
Return on assets                                               (500)                     (693)                     (681)
Net amortization and deferral                                  (809)                     (637)                     (808)
                                                            -------                   -------                   -------
  Net periodic pension
    cost (credit)                                           $  (376)                  $  (422)                 $   (569)
                                                            =======                   =======                   =======



The Corporation also maintains a savings and profit-sharing plan for substantially all employees who have completed one year of service. Employees may voluntarily contribute to the plan. The company's contribution to the plan is an amount equal to 7% of the net income before income taxes at the discretion of the Board of Directors. Company contributions were $1,017, $628, and $617 during 1994, 1993, and 1992, respectively.

As the result of previous mergers and subsequent amendment of the Corporation's pension and profit-sharing plans to include employees of the other subsidiary banks, retirement plans previously maintained by those banks have been terminated or frozen.

The plans have been amended to comply with requirements of the Employee Retirement Income Security Act of 1974 and the Tax Reform Act of 1986.

Sure Financial Corporation maintained a profit-sharing 401(k) plan for substantially all employees of its subsidiaries. Contributions to the plan were $116 and $123 during 1993 and 1992, respectively. This plan was merged into the Corporation's savings and profit-sharing plan during 1994.

Lincolnland Bancorp, Inc. maintained an Employee Stock Ownership Plan in which substantially all employees were eligible to participate. Contributions to the plan were made at the discretion of the Board of Directors and amounted to $88 and $175 for 1993 and 1992, respectively. This plan was terminated during 1994. The Employee Stock Ownership Trust obligation, which was guaranteed by the Corporation, was reflected as a liability and shareholders' equity was reduced by the same amount. The obligation was reduced by $108 and $109 in principal repayments in 1993 and 1992, respectively. In addition, the plan paid interest amounting to $31 and $38 during 1993 and 1992, respectively.

Note 13.  GUARANTEED BANK LOAN OF EMPLOYEE STOCK OWNERSHIP PLAN

In accordance with the consensus reached on issue number 89-10 of the Financial Accounting Standards Board's Emerging Issues Task Force, the Corporation recorded the debt of the Employee Stock Ownership Plan as an increase in liabilities and a reduction of shareholders' equity. This debt was guaranteed by the Corporation and was paid in full during 1994.

             Notes to Consolidated Financial Statements Continued
              (Dollar Amounts Other Than Share Data in Thousands)



Note 14.  UNAUDITED INTERIM FINANCIAL DATA

The following table reflects summarized quarterly data for the periods described (unaudited):

                                                                             1994
                                             --------------------------------------------------------------------
                                               December          September             June              March
                                                  31                 30                 30                 31
                                             ------------       ------------      -------------      ------------
Interest income                              $     12,990       $     12,606      $      12,144      $     11,491
Interest expense                                    5,015              4,649              4,476             4,410
                                             ------------       ------------      -------------      ------------
  Net interest income                               7,975              7,957              7,668             7,081
Provision for
 loan losses                                           32                 16                100              (153)
Noninterest income                                  1,097              1,251              1,222               895
Noninterest expense                                 5,458              5,255              5,354             5,330
                                             ------------       ------------      -------------      ------------
Income before
  income taxes                                      3,582              3,937              3,436             2,799
Income taxes                                        1,305              1,365              1,123               898
                                             ------------       ------------      -------------      ------------
  Net income                                 $      2,277       $      2,572      $       2,313      $      1,901
                                             ============       ============      =============      ============
Earnings
  per share                                  $        .62       $        .70      $         .62      $        .51



                                                                             1993
                                             --------------------------------------------------------------------
                                               December           September            June             March
                                                  31                 30                 30                31
                                             ------------       ------------      -------------      ------------
Interest income                              $     11,998       $     12,010      $      12,328      $     12,152
Interest expense                                    4,670              4,784              4,899             5,161
                                             ------------       ------------      -------------      ------------
  Net interest income                               7,328              7,226              7,429             6,991
Provision for
  loan losses                                          88                128                243               195
Noninterest income                                  1,551              1,266              1,262             1,453
Noninterest expense                                 5,639              5,168              5,412             5,303
                                             ------------       ------------      -------------      ------------
Income before
  income taxes                                      3,152              3,196              3,036             2,946
Income taxes                                        1,078              1,064                936               878
                                             ------------       ------------      -------------      ------------
  Net income                                 $      2,074       $      2,132      $       2,100      $      2,068
                                             ============       ============      =============      ============

Earnings
  per share                                  $        .56       $        .57      $         .56      $        .55

Note 15.  PENDING ACQUISITIONS

On December 12, 1994, the Corporation entered into a definitive agreement to acquire White County Bank, a $65 million in assets bank located in Carmi, Illinois. Subject to regulatory approval and the shareholders of White County Bank, the Corporation will exchange 264,000 shares of its common stock with the White County Bank shareholders.

On December 28, 1994, the Corporation entered into a definitive agreement to acquire United Financial Bancorp, Inc., which is a holding company for a $110 million in assets savings bank in Vincennes, Indiana. Subject to regulatory approval and the shareholders of United Financial Bancorp, Inc., the Corporation will exchange between 419,202 and 512,420 shares of its common stock with the United Federal Bancorp, Inc. shareholders.

Consummation of each transaction is subject to its being accounted for as a pooling of interests, which will require the Corporation to take actions related to disposition of shares acquired by the Corporation during 1994.


Note 16.  FINANCIAL INFORMATION OF PARENT COMPANY
Condensed financial data for National City Bancshares, Inc. (parent company only) are as follows:

                            CONDENSED STATEMENTS OF
                               FINANCIAL POSITION

                                                               December 31
                                                     --------------------------------
                                                        1994                  1993
                                                     ----------            ----------
ASSETS
Cash on hand and in banks                            $      204            $    1,157
Investment in bank subsidiaries                          81,258                83,542
Securities purchased under
  agreements to resell                                    3,100                     -
Note receivable                                             300                     -
Property and equipment                                      498                   694
Income taxes receivable                                     181                    83
Other assets                                              1,657                 1,873
                                                     ----------            ----------
    TOTAL ASSETS                                     $   87,198            $   87,349
                                                     ==========            ==========

LIABILITIES
Notes payable                                        $        -            $      541
Dividends payable                                           805                   823
Deferred income taxes                                        88                    81
Other liabilities                                           186                     3
                                                     ----------            ----------
    Total liabilities                                     1,079                 1,448
                                                     ----------            ----------

SHAREHOLDERS' EQUITY
Common stock                                             12,194                12,471
Capital surplus                                          33,113                36,128
Retained earnings                                        43,008                37,375
Unrealized gain (loss) on securities
  available for sale                                     (2,196)                  468
Employee Stock Ownership
  Plan obligation guaranty                                    -                  (541)
                                                     ----------            ----------
    Total shareholders' equity                           86,119                85,901
                                                     ----------            ----------
    TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                             $   87,198            $   87,349
                                                     ==========            ==========

                         CONDENSED STATEMENTS OF INCOME

                                                                         For the Years
                                                                       Ended December 31
                                                     ------------------------------------------------
                                                        1994                 1993              1992
                                                     ---------            ---------          --------
Dividends from subsidiaries                          $   9,175            $   6,530          $  4,882
Other income                                               822                  474               371
                                                     ---------            ---------          --------
  Total income                                           9,997                7,004             5,253
                                                     ---------            ---------          --------
Interest expense                                             -                  152               289
Other expenses                                           1,683                1,451               911
                                                     ---------            ---------          --------
  Total expenses                                         1,683                1,603             1,200
                                                     ---------            ---------          --------
Income before income taxes
  and equity in undistributed
  earnings of subsidiaries                               8,314                5,401             4,053
Income tax benefit                                        (129)                (230)             (181)
                                                     ---------            ---------          --------
Income before equity in
  undistributed earnings of
  subsidiaries                                           8,443                5,631             4,234
Equity in undistributed
  earnings of subsidiaries                                 620                2,743             3,966
                                                     ---------            ---------          --------
    Net income                                       $   9,063            $   8,374          $  8,200
                                                     =========            =========          ========


                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                      For the Years
                                                                     Ended December 31
                                                     ------------------------------------------------
                                                        1994                1993               1992
                                                     ---------            --------          ---------
CASH FLOWS FROM
OPERATING ACTIVITIES
 Net income                                          $   9,063            $  8,374          $   8,200
 Adjustments to
   reconcile net income
   to net cash provided by
   operating activities:
     Depreciation and amortization                         513                 525                493
     Undistributed earnings of
       subsidiaries                                       (620)             (2,743)            (3,966)
     (Gain) on sale of subsidiary                           (8)                  -                  -
     Increase (decrease) in
       deferred taxes                                        7                   2                 (9)
  Changes in assets and liabilities:
     (Increase) decrease in
       other assets                                       (166)               (291)               100
     Increase (decrease) in
       other liabilities                                   183                  16                (33)
                                                     ---------            --------          ---------
        Net cash flows provided
         by operating activities                         8,972               5,883              4,785
                                                     ---------            --------          ---------




                                                                                For the Years
                                                                              Ended December 31
                                                     ---------------------------------------------------------------
                                                            1994                    1993                      1992
                                                       -----------               ---------                 ---------
CASH FLOWS FROM
INVESTING ACTIVITIES
 Proceeds from maturities of
   securities available for sale                            $  1,997            $     -                 $      -
 Purchase of securities
   available for sale                                         (1,997)                 -                        -
 Capital expenditures                                            (47)              (349)                    (134)
 Proceeds from sale of premises
   and equipment                                                  14                  -                        -
 Investment in subsidiary                                        (52)                 -                        -
 (Increase) in securities
   purchased under agreements
   to resell                                                  (3,100)                 -                        -
                                                            --------            -------                 --------
        Net cash flows provided
        by (used in) investing
        activities                                            (3,185)              (349)                    (134)
                                                            --------            -------                 --------
CASH FLOWS FROM
FINANCING ACTIVITIES
 Dividends paid                                               (3,448)            (2,629)                  (2,634)
 Payments on notes payable                                         -             (2,515)                  (2,001)
 Repurchase of common stock                                   (4,037)              (650)                    (566)
 Sale of common stock                                            745                641                      568
                                                            --------            -------                 --------
        Net cash flows (used in)
         financing activities                                 (6,740)            (5,153)                  (4,633)
 Net increase (decrease) in
   cash and due from banks                                      (953)               381                       18
 Cash and due from banks
   at beginning of year                                        1,157                776                      758
                                                            --------            -------                 --------
 Cash and due from banks
   at end of year                                           $    204            $ 1,157                 $    776
                                                            ========            =======                 ========

SUPPLEMENTAL DISCLOSURE
OF NONCASH INVESTING
ACTIVITIES
 Change in unrealized
   gain (loss) on
   securities available
   for sale, net                                            $ (2,664)           $   551                 $    (44)
 Employee Stock Ownership
   Plan obligation guaranty
   note payment                                                  541                108                      109
 Sale of subsidiary:
   Loan receivable                                               300                  -                        -


                             Official Organization
                National City Bancshares, Inc. and Subsidiaries

NATIONAL CITY
BANCSHARES, INC.
EVANSVILLE, INDIANA

BOARD OF DIRECTORS
Donald B. Cox
Michael F. Elliott
Mrs. N. Keith Emge
Michael D. Gallagher
Donald G. Harris
Edgar P. Hughes
R. Eugene Johnson, Esq.
Robert A. Keil
John D. Lippert
John Lee Newman
Ronald G. Reherman
Laurence R. Steenberg
C. Wayne Worthington
George A. Wright

SENIOR OFFICERS
John D. Lippert
Robert A. Keil
Benjamin W. Bloodworth
Michael F. Elliott
Harold A. Mann
Nancy G. Epperson
Byron W. Jett


THE BANK OF MITCHELL
MITCHELL, INDIANA

BOARD OF DIRECTORS
Robert J. Burton
Dana J. Dunbar
Max D. Elliott
C. Wayne Hatfield
Dr. James F. King
E. Joseph Kremp
John E. Yager, Jr.
Randall L. Young

SENIOR OFFICER
Randall L. Young

THE FARMERS AND
MERCHANTS BANK
FORT BRANCH, INDIANA

BOARD OF DIRECTORS
Roger M. Duncan
Harvey J. Hirsch
Michael J. Hirsch
Marlene A. Obert
Cletus M. Oing
James A. Pfister
Barbara A. Wilson

SENIOR OFFICERS
James A. Pfister
Barbara A. Wilson


FIRST KENTUCKY BANK
STURGIS, KENTUCKY

BOARD OF DIRECTORS
Garland Certain
Charles Hamilton Floyd
Charles L. Pryor
Joseph W. Sprague
Slaton Sprague
William R. Sprague
James D. Syers
James B. Vaughn
I. Dix Winston, Jr.
Joe Woodring

POOLE ADVISORY BOARD
Eugene R. Bradley
Garland Certain
William B. Norment, Jr., Esq.
James B. Vaughn
Wayne L. Willson

SENIOR OFFICER
Garland Certain

LINCOLNLAND BANK
DALE, INDIANA

BOARD OF DIRECTORS
Eric Ayer, Esq.
Benjamin W. Bloodworth
Narl Conner
Donald E. Kirkland
Edgar Mulzer
Albert W. Raven
Wm. Stephen Schroer
Lon Youngblood

SENIOR OFFICERS
Edgar Mulzer
Wm. Stephen Schroer
Donald E. Kirkland
Albert W. Raven
Scott K. Neff


THE NATIONAL CITY
BANK OF EVANSVILLE
EVANSVILLE, INDIANA

BOARD OF DIRECTORS
Donald B. Cox
Michael F. Elliott
Michael D. Gallagher
Dr. H. Ray Hoops
Edgar P. Hughes
R. Eugene Johnson, Esq.
John D. Lippert
John Lee Newman
Edward E. Peyronnin
Peter L. Stevenson, M.D.
C. Wayne Worthington
George A. Wright

SENIOR OFFICERS
John D. Lippert
Michael F. Elliott
Thomas L. Austerman
Benjamin W. Bloodworth
Paul N. Hocking
Thomas R. Lampkins
Larry J. Northernor
30

THE PEOPLES NATIONAL
BANK OF GRAYVILLE
GRAYVILLE, ILLINOIS

BOARD OF DIRECTORS
Lyndle Barnes, Jr.
John C. Blood, Jr.
Benjamin W. Bloodworth
Sam Broster
Richard L. Elliott
Victor R. Gallagher, Jr.
William H. Mitchell
Joseph M. Siegert
Herbert W. Sutter

SENIOR OFFICER
Lyndle Barnes, Jr.


PIKE COUNTY BANK
PETERSBURG, INDIANA

BOARD OF DIRECTORS
Max D. Elliott
Michael F. Elliott
Denver Gladish
John L. Hayes
Karl O. Schafer
John E. Yager, Jr.

SENIOR OFFICER
Max D. Elliott


THE SPURGEON
STATE BANK
SPURGEON, INDIANA

BOARD OF DIRECTORS
Roger M. Duncan
Max D. Elliott
Michael F. Elliott
Anthony P. Uebelhor
John E. Yager, Jr.

SENIOR OFFICER
Roger M. Duncan


THE STATE BANK OF WASHINGTON
WASHINGTON, INDIANA

BOARD OF DIRECTORS
John P. Cavanaugh
Max D. Elliott
Michael F. Elliott
Harry W. Hanson, Esq.
John L. Hayes
E. Joseph Kremp
Dr. Jerry D. McClarren
Harvey W. Pinney

SENIOR OFFICERS
Harvey W. Pinney
Patricia A. Paul

NCBE LEASING CORP.
EVANSVILLE, INDIANA

BOARD OF DIRECTORS
Benjamin W. Bloodworth
Michael D. Gallagher
Dr. H. Ray Hoops
Charles J. Kelly, Jr.
John Lee Newman

SENIOR OFFICERS
Benjamin W. Bloodworth
Charles J. Kelly, Jr.
Harold A. Mann



                                    [PHOTO]


                                BANK MANAGEMENT
Seated left to right: Lyndle Barnes, Jr., President & CEO, The Peoples National
                               Bank of Grayville
             Wm. Stephen Schroer, President & CEO, Lincolnland Bank
            Randall L. Young, President & CEO, The Bank of Mitchell
   Thomas L. Austerman, Executive Vice President, The National City Bank of
                                  Evansville
  Standing left to right: James A. Pfister, President & CEO, The Farmers and
                                Merchants Bank
           Roger M. Duncan, President & CEO, The Spurgeon State Bank
        Harvey W. Pinney, President & CEO, The State Bank of Washington
             Garland Certain, President & CEO, First Kentucky Bank
               Max D. Elliott, President & CEO, Pike County Bank

                            Shareholder Information


                         STOCK AND DIVIDEND INFORMATION


                 The common stock of the Corporation trades on
                The Nasdaq Stock Market under the symbol:  NCBE.

The following table lists the stock price for the past two years and dividend information for the Corporation's common stock.

                            Range of Stock Price     Dividend
                            --------------------
                  Quarter     Low          High      Declared
                  -------   -------       ------     --------
                  1993
                   1st       $29.00       $34.00      $0.22
                   2nd        32.50        37.25       0.22
                   3rd        35.00        37.50       0.22
                   4th        35.00        37.50       0.22

                  1994
                   1ST       $34.50       $37.00      $0.22
                   2ND        35.00        41.00       0.22
                   3RD        39.75        43.50       0.22
                   4TH        41.75        46.25       0.27



                           DIVIDEND REINVESTMENT PLAN

As a service to its shareholders, the Corporation provides an easy way for a shareholder to acquire additional shares of National City Bancshares, Inc. common stock through its DIVIDEND REINVESTMENT PLAN. The plan allows a shareholder to purchase this stock without brokerage fees using dividends and additional voluntary cash investments. For information about this plan, a shareholder can contact the Corporation's TRANSFER AGENT.


                                 MARKET MAKERS

                    The following firms make a market in the stock of National City Bancshares, Inc.:

                                The Ohio Company
                      J. J. B. Hilliard, W. L. Lyons, Inc.
                          Raffensperger, Hughes & Co.
                          Herzog, Heine, Geduld, Inc.

                            FOR FURTHER INFORMATION

                               The Corporation's
                        TRANSFER AGENT and REGISTRAR is

                      The National City Bank of Evansville
                                Trust Department
                                227 Main Street
                                 P. O. Box 868
                           Evansville, IN  47705-0868

                           Telephone  (812) 464-9665


                               The Corporation's
                           HEADQUARTERS is located at

                         National City Bancshares, Inc.
                                227 Main Street
                                 P. O. Box 868
                           Evansville, IN  47705-0868

                           Telephone   (812) 464-9677


             ALL SUBSIDIARY BANKS OF NATIONAL CITY BANCSHARES, INC. ARE MEMBERS OF THE FEDERAL DEPOSIT INSURANCE CORPORATION.


           [RECYCLED LOGO] THIS REPORT IS PRINTED ENTIRELY ON RECYCLED PAPER.


32